Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

NEWPARK RESOURCES, INC.,
NEWPARK DRILLING FLUIDS LLC

and

ECOSERV, LLC

________________________________________

Dated February 10, 2014

________________________________________

TABLE OF CONTENTS

i

SCHEDULES

Schedule 2.5(b)(iv)	Individuals Executing a Release
Schedule 2.5(b)(xiii)	Affiliate Contracts
Schedule 2.5(b)(xx)	Specified Lease Agreement Terms
Schedule 3.2(a)	Liens on Transferred Interests
Schedule 3.2(c)	Transferred Entities
Schedule 3.2(e)	Predecessors
Schedule 3.4	Newpark Consents and Approvals
Schedule 3.5(a)	Environmental Matters
Schedule 3.5(b)	Environmental Permits
Schedule 3.5(i)	Financial Assurances
Schedule 3.5(j)	Environmental Agreements
Schedule 3.5(l)	Maintenance and Repair
Schedule 3.6(a)	Annual Financial Statements
Schedule 3.6(d)	Liens Securing Indebtedness
Schedule 3.6(e)	Undisclosed Liabilities
Schedule 3.7	Absence of Certain Changes
Schedule 3.8(a)	Compliance with Law
Schedule 3.8(b)	Permits
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(c)	Mortgaged and Assigned Real Property
Schedule 3.10	Legal Proceedings
Schedule 3.11(a)	Employees
Schedule 3.11(b)	Consultants and Independent Contractors
Schedule 3.11(f)	Employment Contracts
Schedule 3.12(a)	List of Transferred Entities Benefit Plans - Liability
Schedule 3.12(b)	List of Transferred Entities Plans - Transferred Employees
Schedule 3.12(e)(iii)	Transferred Entities Benefit Plans Disclosures
Schedule 3.12(e)(viii)	Transferred Entities Benefit Plans Post-Employment Benefits
Schedule 3.12(e)(ix)	Change of Control; Severance Benefits
Schedule 3.13	Contracts
Schedule 3.14	Taxes
Schedule 3.15(a)	Intellectual Property
Schedule 3.15(b)	Intellectual Property Status
Schedule 3.16(a)	Accounts Receivable
Schedule 3.16(b)	Schedule of Aging Accounts Receivable
Schedule 3.17(a)	Title to Assets
Schedule 3.17(b)	Condition of Assets
Schedule 3.17(c)	Sufficiency of Assets
Schedule 3.17(d)	Vessels

Schedule 3.18(a)	Material Customers and Vendors
Schedule 3.18(b)	Material Customer and Vendor Terminations and Cancellations
Schedule 3.18(c)	Material Customer and Vendor Status
Schedule 3.19(a)	Insurance
Schedule 3.19(b)	Pending Insurance Claims
Schedule 3.20	Bank Accounts
Schedule 3.21	Affiliated Transactions
Schedule 3.24	Service Warranties and Liabilities
Schedule 3.25	Capital Expenditures
Schedule 4.3	Consents and Approvals
Schedule 5.7(a)	Non-Competition; Non-Solicitation
Schedule 5.7(c)	Restricted Period
Schedule 5.13	Termination of Intercompany Agreements
Schedule 5.19	Accounts Receivable in Net Working Capital
Schedule 5.21(a)	Mississippi Real Property
Schedule 8.2(a)(v)	Indemnification Matters

v

EXHIBITS

Exhibit A - Net Working Capital Calculation

Exhibit B - Form of Assignment of Acquired Interests

Exhibit C - Form of Newpark Release

Exhibit D - Form of Employee Release

Exhibit E - Form of Transition Services Agreement

Exhibit F - Form of Employment Agreement

Exhibit G - Form of Legal Opinion of Newpark Counsel

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT, dated as of February 10, 2014 (this “Agreement”), is entered into by and among Newpark Resources, Inc., a Delaware corporation (“Newpark”), Newpark Drilling Fluids LLC, a Texas limited liability company and a direct wholly-owned subsidiary of Newpark (“DFI,” and together with Newpark, the “Newpark Entities”), and ecoserv, LLC, a Delaware limited liability company (“Buyer”). The Newpark Entities and Buyer are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS, DFI owns all of the outstanding membership interests of Newpark Environmental Services LLC, a Texas limited liability company (“NES”);

WHEREAS, NES owns all of the outstanding membership interests of Newpark Environmental Management Company, L.L.C., a Louisiana limited liability company (“NES Management”); and

WHEREAS, DFI desires to sell and transfer to Buyer all of its interest in NES, and Buyer desires to purchase from DFI all of its interest in NES.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1     Defined Terms. For purposes of this Agreement, capitalized terms have the following meanings:

“Accounting Arbitrator” has the meaning set forth in Section 2.4(e).

“Acquired Business” has the meaning set forth in Section 5.7(b).

“Acquired Company” has the meaning set forth in Section 5.7(b).

“Acquired Interests” means all of the outstanding membership interests in NES.

“Acquisition Transaction” has the meaning set forth in Section 5.11.

“Actively at Work” means, with respect to any employee, such employee is in full active employment with a Transferred Entity, capable to perform all the duties associated with his or her normal job at the time of the Closing.

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, that, after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Newpark or any of Newpark’s Affiliates and (b) none of Newpark or any of Newpark’s Affiliates shall be considered an Affiliate of any Transferred Entity. For purposes of this Agreement, “control” (and correlative terms, including “controlling” and “controlled”) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person and any Person that directly or indirectly owns more than 50% of any class of voting equity interests of the Person specified shall be deemed to be an Affiliate of such Person.

“Agreed Value” has the meaning set forth in Section 5.3(e).

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Applicable Survival Period” has the meaning set forth in Section 8.1.

“Assignment of Acquired Interests” has the meaning set forth in Section 2.5(b)(i).

“Base Amount” has the meaning set forth in Section 2.2.

“Basket” has the meaning set forth in Section 8.2(b)(i).

“Bayou Choctaw Option” has the meaning set forth in Section 5.22(a).

“BC Mineral Estate” has the meaning set forth in Section 5.22(a).

“BC Option Closing” has the meaning set forth in Section 5.22(c).

“BC Option Closing Date” has the meaning set forth in Section 5.22(c).

“BC Option Notice” has the meaning set forth in Section 5.22(a).

“BC Option Period” has the meaning set forth in Section 5.22(a).

“BC Option Price” has the meaning set forth in Section 5.22(a).

“Benefit Plans” means all written and all material unwritten employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, and all other written and material unwritten employee benefit, bonus, vacation, incentive, deferred compensation (including nonqualified deferred compensation plans as defined in Section 409A(d)(1) of the Code), stock option or other equity-based, severance, termination, separation, salary or wage continuation or supplementation, retention, employment (excluding unwritten at-will employment contracts), consulting, change in control, welfare (including, but not limited to, post-employment medical and life insurance, medical, dental, short-term disability, long-term disability, life insurance and long-term care) and fringe benefit plans (including vacation pay or paid sick leave), and all other similar policies, practices, programs, arrangements or agreements, for the benefit of any current or former employee, consultant, director, manager, agent, representative, officer, or other service provider or any beneficiary of any of the foregoing, whether or not subject to ERISA, whether or not arising under or required by Law, and whether or not written, and each insurance, funding, trust or service agreement relating to any of the foregoing.

“Big Hill Claims” has the meaning set forth in Section 8.2(c).

“Big Hill Facilities” has the meaning set forth in Section 8.2(c).

“Books and Records” means all books, records, analyses, correspondence, data, databases, designs, diagrams, documents, drawings, files, graphs, information, ledgers, lists, manuals, maps, notes, proposals, sketches, specifications, studies, records, reports, work papers and other materials (whether stored in print, magnetic tapes, computer disks, or any other digital or electronic media) (i) owned or held by the Transferred Entities and (ii) all such materials owned or held by the Newpark Entities that relate primarily to the Transferred Entities or the Business.

“Business” means the business conducted by the Transferred Entities relating to (a) the receiving, collecting, transferring, processing and disposal of exploration and production wastes and other wastes generated in the oil and gas industry that is currently exempt from RCRA, including waste that is contaminated with naturally occurring radioactive materials (“NORM”), crude oil, petroleum products, and petrochemicals primarily for generators in the United States, including the Permian Basin areas, and the Gulf of Mexico, and (b) the receiving, collecting, transferring, processing and disposal of nonhazardous industrial wastes and other nonhazardous wastes generated by refiners, manufacturers, service companies, industrial municipalities and other Persons located in the United States and the Gulf of Mexico.

“Business Day” means any day other than Saturday or Sunday or any U.S. federal holiday.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.2(a).

“Buyer Closing Certificate” has the meaning set forth in Section 7.3(c).

“Buyer Damages” has the meaning set forth in Section 8.2(a).

“Buyer Flex Plans” has the meaning set forth in Section 6.2(e).

“Buyer Guaranty” means that certain Guaranty of even date herewith executed by Lariat Partners Fund I, LP, guaranteeing all of Buyer’s obligations, if any, to pay the Reverse Termination Fee pursuant to the terms and conditions hereof.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Newpark on the date of this Agreement and attached hereto. References to numbered “Schedules” in ARTICLE IV of this Agreement refer to the corresponding numbered sections of the Buyer Disclosure Schedule.

“Cap” has the meaning set forth in Section 8.2(b)(ii).

“Capital Lease” means any lease of (or other arrangement conveying the right to use) any property by a Transferred Entity as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of the applicable Transferred Entity.

“CERCLA” has the meaning set forth in the definition of Environmental Law.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Date Receivables” has the meaning set forth in Section 5.19.

“COBRA” has the meaning set forth in Section 3.12(e)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.18.

“Confidentiality Agreement” means the confidentiality agreement, dated May 25, 2013, between Newpark Resources, Inc. and CMIP, LLC, an affiliate of Buyer.

“Consent” or “Consents” has the meaning set forth in Section 3.4.

“Contract” of a Person means any agreement, arrangement, commitment, contract, purchase order, note, indenture, guarantee or other form of Indebtedness, lease, sublease, license, sublicense or other undertaking, whether written or oral, of such Person, to which such Person is a party, or by which such Person or any of its assets or properties is bound or subject.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Core Assets” has the meaning set forth in Section 5.3(d)(iv).

“Covered Business” has the meaning set forth in Section 5.7(a).

“Damages” has the meaning set forth in Section 8.3(a).

“DCF Method” has the meaning set forth in Section 5.3(e).

“Debt Financing Commitment Letter” has the meaning set forth in Section 4.4(a).

“Deferred Tax Asset” means any deferred tax asset received by any of the Transferred Entities from Newpark, including the deferred tax asset received by the Transferred Entities from Newpark in September of 2013, in the amount of approximately $344,000.

“Deferred Tax Liability” means any deferred tax liability assumed by any of the Transferred Entities from Newpark, including the deferred tax liability assumed by the Transferred Entities from Newpark in September of 2013, in the amount of approximately $12,100,000.

“DFI” has the meaning set forth in the Preamble.

“Disclosure Schedules” means the Newpark Disclosure Schedule and the Buyer Disclosure Schedule.

“Divested Asset” has the meaning set forth in Section 5.3(c).

“Divested Asset EBITDA” has the meaning set forth in Section 5.3(f).

“Divestiture” has the meaning set forth in Section 5.3(c).

“Divestiture Notice” has the meaning set forth in Section 5.3(e).

“Divestiture Threshold” has the meaning set forth in Section 5.7(b).

“DOJ” has the meaning set forth in Section 5.3(a).

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“EBITDA Method” has the meaning set forth in Section 5.3(e).

“Effective Time” has the meaning set forth in Section 2.5(a).

“Election Period” has the meaning set forth in Section 8.4(b).

“Employees” has the meaning set forth in Section 3.11(a).

“Environmental Law” means any Law relating to the prevention, abatement or elimination of pollution, or the protection of the environment, public health, or of natural resources, including: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (ii) the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (iii) the Federal Insecticide, Fungicide & Rodenticide Act, as amended; (iv) the Federal Water Pollution Control Act, as amended; (v) the Oil Pollution Act of 1990, as amended; (vi) the Resource Conservation and Recovery Act, as amended (“RCRA”); (vii) the Superfund Amendments and Reauthorization Act of 1986, as amended; (viii) the Hazardous Materials Transportation Act, as amended; (ix) the Safe Drinking Water Act, as amended; (x) the Toxic Substances Control Act, as amended; (xi) the Clean Air Act, as amended; (xii) the Endangered Species Act; and, with respect to each of the foregoing clauses (i) through (xii), all similar state Laws, and the rules and regulations promulgated thereunder, including Louisiana and Texas statutes, rules and regulations, all as amended and supplemented as of the Closing Date.

“Environmental Matter” means any assertion or claim under any Environmental Law by any Governmental Entity or any other Person of a violation, investigative or remedial obligation or for personal injury, damage to property or the environment, nuisance, contamination or other adverse effects on the environment, or for damages or restrictions resulting from or related to the operation of the Business or the ownership, use or operation at or on any Leased Real Property or Owned Real Property or other assets that are currently, or within the prior five (5) years were, owned, operated or used by any Transferred Entity or any Predecessor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is, or at any relevant time was required to be, treated as a single employer with any one or more of the Newpark Entities or of the Transferred Entities under Section 414 of the Code.

“Escrow Agent” means BOKF, NA dba Colorado State Bank and Trust, as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3(a).

“Escrow Amount” has the meaning set forth in Section 2.3(a).

“Escrow Fund” has the meaning set forth in Section 10.1(a).

“Escrow Interim Release Date” means the date that is the nine (9) month anniversary date of the Closing Date (or if such day is not a Business Day, the next Business Day).

“Escrow Final Release Date” means the date that is the eighteen (18) month anniversary date of the Closing Date (or if such day is not a Business Day, the next Business Day).

“Estimated Balance Sheet” means an estimated combined balance sheet of the Transferred Entities as of the Effective Time (without giving any effect to the consummation of the transactions contemplated by this Agreement.

“Estimated Closing Indebtedness” means the aggregate amount of Indebtedness of the Transferred Entities as of the Effective Time, as set forth on the Estimated Balance Sheet, exclusive of any Indebtedness of Newpark and its Affiliates (other than the Transferred Entities) which is secured by any of the assets of, or otherwise guaranteed by, any Transferred Entity.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.4(b)(i).

“Estimated Net Working Capital Excess Amount” has the meaning set forth in Section 2.4(b)(i).

“Estimated Purchase Price” means an amount equal to the Base Amount, as adjusted pursuant to Section 2.4(b).

“Evaluation Material” has the meaning set forth in Section 5.1(a).

“Exchange Act” has the meaning set forth in Section 3.6(c).

“Final Adjustment Amount” has the meaning set forth in Section 2.4(d)(ii).

“Final Balance Sheet” means a final combined balance sheet of the Transferred Entities as of the Effective Time (without giving any effect to the consummation of the transactions contemplated by this Agreement.

“Final Closing Indebtedness” means the aggregate amount of Indebtedness of the Transferred Entities as of the Effective Time, as set forth on the Final Balance Sheet, exclusive of any Indebtedness of Newpark and its Affiliates (other than the Transferred Entities) which is secured by any of the assets of, or otherwise guaranteed by, any Transferred Entity.

“Final Closing Statement” has the meaning set forth in Section 2.4(c).

“Final Net Working Capital” has the meaning set forth in Section 2.4(c).

“Final Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.4(c)(i).

“Final Net Working Capital Excess Amount” has the meaning set forth in Section 2.4(c)(i).

“Final Purchase Price” means an amount equal to the Base Amount, as adjusted pursuant to Section 2.4(c).

“Final Resolution” of a claim shall be the earliest to occur of the following: (a) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment; (b) an award of any arbitrator or arbitration panel determining the validity of such disputed claim, if there is not pending any motion to set aside such award; (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; (d) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such claim; or (e) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the Parties.

“Financial Assurance” means any financial instrument, including any surety bond, insurance policy, letter of credit, line of credit, balance sheet or other financial instrument or account, required by any Governmental Entity or other Person, Law or Permit in an amount and form maintained by any of the Transferred Entities related to or in connection with the conduct of the Business or the activities of the Transferred Entities, including the plugging, abandonment or closure of any well, pit or injection unit on the Leased Real Property or the Owned Real Property or on any real property formerly owned, operated or used by any Transferred Entity.

“Financing” has the meaning set forth in Section 4.4(a).

“Financing Commitments” has the meaning set forth in Section 4.4(a).

“Financing Date” means March 31, 2014, provided that Buyer may, in its sole discretion upon two Business Days’ prior written notice to Newpark, elect to accelerate the Financing Date to a date no earlier than February 28, 2014. For the avoidance of doubt, in no event shall any Newpark Entity (or any Person other than Buyer) be entitled to accelerate the Financing Date to a date earlier than March 31, 2014.

“Financing Sources” has the meaning set forth in Section 11.14.

“Fraud Claims” has the meaning set forth in Section 8.1(c).

“FTC” has the meaning set forth in Section 5.3(a).

“Fundamental Representations and Warranties” has the meaning set forth in Section 8.1(a)(ii).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.

“Governmental Entity” means the United States of America and any other federal, state, tribal, local, municipal, foreign, domestic or other governmental or regulatory authority, department, agency, commission, body, court or other body or entity exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, including any arbitrator or arbitral tribunal.

“Hazardous Substance” means any toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Law. Without limiting the generality of the immediately preceding sentence, it shall also include any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., any amendments or authorizations thereof, Bevill Amendment materials under 42 U.S.C. 6921(b)(3)(A)(ii), radon gas, any asbestos-containing materials in any form or condition, mold, urea formaldehyde form insulation, any polychlorinated biphenyls in any form or condition, radioactive waste, or natural gas, natural gas liquids, liquefied natural gas, condensate, or derivatives or byproducts thereof or oil or petroleum products or by products and constituents thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means (i) the receipt of any authorization required, or (ii) the expiration of any applicable waiting period (or any extensions thereof), under the HSR Act with respect to the transactions contemplated by this Agreement.

“Indebtedness” means any obligation or other liability of any of the Transferred Entities under or for any of the following, without duplication: (a) any indebtedness for borrowed money (including guaranteed indebtedness or indebtedness for which a Transferred Entity is otherwise liable or responsible (conditionally, contingently or otherwise), including any obligation to assume indebtedness); (b) any obligation evidenced by any note, bond, debenture, mortgage or similar debt instrument (including a letter of credit); (c) any indebtedness for the deferred purchase price of properties or services with respect to which any of the Transferred Entities is liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which any of the Transferred Entities assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by any of the Transferred Entities; (f) any obligations under Capital Leases with respect to which any of the Transferred Entities are liable, contingently or otherwise, as obligor, guarantor or otherwise; (g) any indebtedness secured by a Lien on the respective properties or assets of any of the Transferred Entities; (h) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (i) any obligations or liabilities of the types described in clauses (a) through (h) above of any Person other than the Transferred Entities, the payment of which is guaranteed in any manner by any of the Transferred Entities or secured by a Lien on the respective properties or assets of any of the Transferred Entities; and (j) accrued interest in respect of any of the obligations or liabilities described in clauses (a) through (i) above, and all premiums, penalties, charges, fees, expenses and other amounts which would become due in connection with the payment and satisfaction in full of such obligations arising from or in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document. For the avoidance of doubt, Indebtedness shall include all intercompany Liabilities between any of the Transferred Entities, on the one hand, and any of the Newpark Entities or their Affiliates (other than the Transferred Entities), on the other that survive the Closing. Indebtedness shall not, however, include (x) intercompany liabilities arising in the Ordinary Course of Business between any of the Transferred Entities, on the one hand, and any other Transferred Entity, on the other, or (y) accounts payable to trade creditors in the Ordinary Course of Business and accrued expenses arising in the Ordinary Course of Business, in each case, only to the extent included in Net Working Capital, and the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnity Claim” has the meaning set forth in Section 8.4(f).

“Indemnity Notice” has the meaning set forth in Section 8.4(f).

“Intellectual Property” means all of the following items: (a) all patents, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Entity, including all provisional applications, priority and other applications, patent disclosures, continuations (whether in whole or in part), divisional re-issuances, re-examinations, revisions, extensions or equivalents or counterparts of any of the foregoing (collectively, “Patents”) and inventions (whether patentable or not and whether or not reduced to practice); (b) all trademarks, service marks, trade dress, logos, slogans, trade names, service names, corporate names, fictitious names and other indicia of commercial source of origin, (whether registered, at common law, statutory or otherwise), together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all registrations, applications for registration and renewals in connection therewith anywhere in the world (collectively, “Trademarks”); (c) all copyrights, copyrightable works, works of authorship (including web pages, photographs, graphics, text, designs, layouts and other content), rights in databases, data collections, moral rights, rights in works of authorship and mask works, and all applications for registration, registrations and renewals in connection therewith (collectively, “Copyrights”); (d) all computer software and codes, including source codes, object codes, executable codes, development and design tools, user interfaces, schematics, firmware and technology, data, databases and related documentation (collectively, “Software”); (e) all internet domain names, internet websites, uniform resource locators (URLs) and alphanumeric designations associated therewith, and all applications for registration and registrations thereof (collectively, “Domain Names”); (f) all rights relating to any of the foregoing (including associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under applicable Law); and (g) all license, sublicense and similar rights in any third party product or any third party intellectual property.

“Inventory” means all inventory of each of the Transferred Entities, wherever located, including raw materials, works-in-progress, finished goods, consigned goods, supplies, scrap, wrappings, supply and packaging terms, containers and spare parts.

“Investors” means (i) Lariat Partners Fund I, LP, and Lariat Partners Fund I PV, LP, (ii) SBOF II (EcoServ) Holdings, LLC, SBOF II (EcoServ) Holdings (F), LLC, and Siguler Guff Small Buyout Opportunities Fund II (T), LP, (iii) Ocean Avenue Fund II, L.P., Ocean Avenue Fund II-B, L.P., and Ocean Avenue Fund II-C, L.P., and (iv) PNNT ecoserv, LLC.

“IP Assets” has the meaning set forth in Section 3.15(a).

“IRS” means the United States Internal Revenue Service.

“Joint Indemnity Instructions” has the meaning set forth in Section 10.2.

“Lariat” means Lariat Partners, LP.

“Law” or “Laws” means any law (including common and civil law), statute, ordinance, rule, regulation, judgment, writ, treaty, code, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Lease” or “Leases” has the meaning set forth in Section 3.9(b).

“Legal Proceeding” has the meaning set forth in Section 3.10.

“Lender” has the meaning set forth in Section 4.4(a).

“Lender Party” has the meaning set forth in Section 11.1.

“Liability” means any Indebtedness, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts and consultants and costs of investigation and any response, remediation or removal costs under CERCLA (including natural resource damages) or incurred or arising under or in connection with any Environmental Law).

“Liens” means all liens, pledges, charges, claims, mortgages, deeds of trust, security interests, options, restrictions on transfer, imperfections of title, easements, encroachments, options, preemptive rights, rights of first refusal, rights of first offer or other encumbrances, whether consensual, statutory or otherwise, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

“LTM EBITDA” has the meaning set forth in Section 5.3(g).

“Material Adverse Effect” means any result, occurrence, change, condition, development, fact, event or effect that, individually or in the aggregate with any other results, occurrences, changes, conditions, developments, facts, events or effects, has, is, or would reasonably be expected to have, a material adverse effect on (a) the Business, the operations, the liabilities, properties, assets, condition (financial or otherwise), earnings or results of operations of the Transferred Entities, taken as a whole, or (b) the ability of the Newpark Entities to perform their respective obligations under or consummate the transactions contemplated by this Agreement or the ability of the Transferred Entities to perform their respective obligations under or consummate the transactions contemplated by the Transaction Documents to which any of the Transferred Entities is a party; provided, however, that “Material Adverse Effect” shall not include: (i) changes, developments or occurrences (A) generally affecting the principal industries and geographic areas in which the Business operates, (B) generally affecting the economy or the financial markets in the United States or globally (including interest rates), (C) generally affecting regulatory or political conditions in the United States, or (D) the commencement, continuation or escalation of war, material armed hostilities or other material international or national calamity or acts of terrorism, in each case, except to the extent any such change, development or occurrence has a materially disproportionate effect on the Transferred Entities, taken as a whole, relative to other similarly situated companies in the industries in which the Transferred Entities operate; (ii) changes, developments or occurrences resulting from actions or omissions of any of the Newpark Entities or Transferred Entities taken in order to comply with the express terms of this Agreement or with the specific prior written consent of Buyer; (iii) resulting from the announcement or pendency of the transactions contemplated by this Agreement, provided that any such announcement was made in accordance with this Agreement; (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law by any Governmental Entity; or (v) any changes in GAAP after the date hereof.

“Material Contracts” has the meaning set forth in Section 3.13(b).

“Material Customers” has the meaning set forth in Section 3.18(a).

“Material Vendors” has the meaning set forth in Section 3.18(a).

“Mississippi Real Property” has the meaning set forth in Section 5.21(a).

“Mississippi Real Property Option” has the meaning set forth in Section 5.21(a).

“Multiemployer Plan” has the meaning set forth in Section 3.12(e)(ii).

“NES” has the meaning set forth in the Recitals.

“NES Management” has the meaning set forth in the Recitals.

“NES Mississippi” means Newpark Environmental Services Mississippi, L.P., a Mississippi limited partnership.

“NES Mississippi Transfer Agreement” has the meaning set forth in Section 7.2(e).

“Net Working Capital” has the meaning set forth in Section 2.4(f).

“Newpark” has the meaning set forth in the Preamble.

“Newpark Change of Control” shall mean (a) a merger or consolidation of Newpark with or into any other corporation or other entity or Person or (b) a sale, lease, exchange or other transfer in one transaction or series of related transactions of all or substantially all of Newpark’s outstanding securities or all or substantially all of Newpark’s assets; provided, that the following events shall not constitute a Newpark Change of Control: (i) a merger or consolidation of Newpark in which the holders of the voting securities of Newpark immediately prior to the merger or consolidation hold at least a majority of the voting securities in the successor corporation immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Newpark’s assets to a wholly-owned subsidiary; or (iii) the reincorporation of Newpark.

“Newpark Closing Certificate” has the meaning set forth in Section 7.2(d).

“Newpark Damages” has the meaning set forth in Section 8.3(a).

“Newpark Disclosure Schedule” means the disclosure schedule delivered by Newpark to Buyer on the date of this Agreement and attached hereto, as it may be supplemented pursuant to Section 5.6. References to numbered “Schedules” in ARTICLE III of this Agreement refer to corresponding numbered sections of the Newpark Disclosure Schedule.

“Newpark Entities” has the meaning set forth in the Preamble.

“Newpark Financial Assurance” has the meaning set forth in Section 3.5(i).

“Newpark Flex Plans” has the meaning set forth in Section 6.2(e).

“Newpark Indemnitees” has the meaning set forth in Section 8.3(a).

“Newpark Retained Plan” means a Transferred Entities Benefit Plan of which, as of the Closing Date, a Newpark Entity or an ERISA Affiliate thereof, and none of the Transferred Entities, shall be the sponsoring, adopting or participating employer(s).

“NORM” has the meaning set forth in the definition of Business.

“Objection Notice” has the meaning set forth in Section 2.4(d).

“OCS” has the meaning set forth in Section 5.3(c).

“Option Closing” has the meaning set forth in Section 5.21(c).

“Option Closing Date” has the meaning set forth in Section 5.21(c).

“Option Notice” has the meaning set forth in Section 5.21(a).

“Option Period” has the meaning set forth in Section 5.21(a).

“Option Price” has the meaning set forth in Section 5.21(a).

“Order” has the meaning set forth in Section 3.10.

“Ordinary Course of Business” has the meaning set forth in Section 3.7.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any permit, license, certificate, tariff, concession, variance, exemption, approval, consent, franchise, registration, filing, order, qualification or authorization which may be granted or issued by or of any Governmental Entity in connection with the Business or required under any applicable Law.

“Permitted Liens” means (a) Liens, if any, created or permitted expressly and in writing to be imposed by Buyer; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens imposed by applicable Law arising or incurred in the Ordinary Course of Business for obligations that are not due and payable and any such Liens described in this clause (b) that are being contested in good faith by appropriate proceedings, and, to the extent required by GAAP, for which adequate reserves in accordance with GAAP are being maintained; (c) Liens for Taxes and other governmental charges that are not due and payable and any such Liens described in this clause (c) that are being contested in good faith by appropriate proceedings, and, to the extent required by GAAP, for which adequate reserves in accordance with GAAP are being maintained, or that may thereafter be paid without penalty if; (d) in the case of Leases, any interest of, or Liens created by, the owner of fee title to the land covered thereby; (e) any zoning, building code or similar Laws imposed by any Governmental Entity; (f) title defects or imperfections of title, easements, rights-of-way, covenants, restrictions and other similar non-monetary encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the continued use and operation of the property or asset as presently used or operated; and (g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation.

“Person” means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Period” means (a) any Tax period beginning on or after the Closing Date and (b) with respect to a Straddle Period, any portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including the Closing Date.

“Predecessor” means any entity, while it was owned, either directly or indirectly, by Newpark, that was a predecessor in interest to any of the Transferred Entities.

“Purchase Price” has the meaning set forth in Section 2.2.

“RCRA” has the meaning set forth in the definition of Environmental Law.

“Release” means any spilling, leaking, leaching, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment (indoor or outdoor, including the ambient air, soil, subsurface strata, surface water, groundwater and wetlands) of Hazardous Substances in violation of or giving rise to liability under any Environmental Law.

“Restricted Period” has the meaning set forth in Section 5.7(a).

“Retained Escrow Amount” has the meaning set forth in Section 10.1(b).

“Reverse Termination Fee” has the meaning set forth in Section 9.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Lease Agreement” means that certain Lease Agreement, dated as of September 1, 2007, by and between Lillian H.P. Bean Trust and Lillian H.P. Bean, individually, as Lessor, and NES, as Lessee, as amended (including that certain letter to Lessee from Lessor, dated October 26, 2010, regarding Lessor's assignment thereof)

“Specified Representations and Warranties” has the meaning set forth in Section 8.1(a).

“SPR” has the meaning set forth in Section 8.2(c).

“Straddle Period” means any complete Tax period of any of the Transferred Entities beginning before and ending after the Closing Date.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Subsidiary” of a Person means any corporation or other entity (including a limited liability company, partnership or other business association) in which such Person, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.

“Target Net Working Capital Amount” means $6,700,000.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed by any Taxing Authority, including taxes, levies or other like assessments on income, profits or gains, franchise, privilege, gross receipts, ad valorem, escheat, value added, customs, excise, import or export, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, environmental stamp, documentary, filing, recordation, transfer and gains taxes, levies or otherwise or other governmental taxes imposed or payable to or in any jurisdiction or country in the world, or any state or county, government or subdivision or agency thereof (any such authority a “Taxing Authority”), together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Claim” has the meaning set forth in Section 5.9(g).

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” has the meaning set forth in the definition of Tax or Taxes.

“Termination Date” has the meaning set forth in Section 9.1(b)(i).

“Third-Party Claim” has the meaning set forth in Section 8.4.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement and any other Contract, document or instrument entered into or executed by any Party that is contemplated by this Agreement.

“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Transferred Entities or Newpark Entities in anticipation of, in connection with, or otherwise related to, the transactions contemplated by this Agreement or any other Transaction Document (including all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants), regardless of whether such fees, expenses and costs are incurred directly by the Transferred Entities or are incurred by one or more of the Newpark Entities.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Employee” means an individual who is, at the time of the Closing, employed by, and Actively at Work with, any of the Transferred Entities, but shall not include any Employee of any Transferred Entity at the time of Closing who is on authorized leave, including short- or long-term disability, sick leave (other than sick leave that is reasonably expected to last for less than ten (10) days) and military leave.

“Transferred Entities” means NES and NES Management.

“Transferred Entities Benefit Plan” means a Benefit Plan (a) that provides, or has covered or provided, compensation or any benefit to any current or former employee, consultant, officer, director, or manager of a Transferred Entity or any beneficiary of any of the foregoing with respect to employment or service with a Transferred Entity, (b) that is now, or was within the past six (6) years, sponsored by, maintained by, contributed to, or required to be contributed to by any of the Newpark Entities, the Transferred Entities or any ERISA Affiliate or (c) with respect to which any of the Transferred Entities has or could reasonably be expected to have, whether directly or through any ERISA Affiliate, any Liability.

“Transferred Interests” means the Acquired Interests and all of the outstanding membership interests in NES Management.

“Transferred Plan” means a Transferred Entities Benefit Plan of which, as of the Closing, a Transferred Entity or an Affiliate thereof and no Newpark Entity or any Affiliate thereof shall be the sponsoring, adopting or participating employer(s).

“Transition Services Agreement” has the meaning set forth in Section 2.5(b)(xiv).

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Uncollected Receivables Amount” has the meaning set forth in Section 5.19.

“WARN Act” has the meaning set forth in Section 3.11(c).

Section 1.2     Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural form and vice versa.

(b)     If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)     The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(d)     All references in this Agreement to articles, sections, or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(e)     For purposes of this Agreement, but not the Newpark Disclosure Schedule, a reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated, or replaced, except to the extent prohibited by this Agreement or such other agreement or document.

(f)     A reference to a Party to this Agreement or a party to any other agreement or document includes such party’s permitted successors and assigns.

(g)     A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it.

(h)     A reference to a writing includes a facsimile transmission of it.

(i)     The words “hereof,” “herein” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, and exhibit references are to this Agreement unless otherwise specified.

(j)     The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation.”

(k)     The Exhibits attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

(l)     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(m)     The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(n)     “Shall” and “will” have equal force and effect.

(o)     Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Saving Time, as applicable on the date in question in Houston, Texas.

(p)     References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(q)     In the event an action is required under this Agreement on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day that is a Business Day.

(r)     All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

(s)     Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

(t)     The phrase “to the knowledge of Newpark” or any similar phrase shall mean such facts and other information which are known, after reasonable inquiry, to Jeff Juergens, Dr. Frank Lyon, Michael Breaux, Marvin Macip, Phillip Clark, Gregg Piontek, Mark J. Airola, Carrie Markette and Lynette Young, with respect to the particular matter in question.

(u)     References to “good standing” of an entity in the State of Texas means that such entity is in existence in the records of the Secretary of State of the State of Texas, has the right to transact business in Texas according to the records of the Texas Comptroller of Public Accounts, and has not received a notice from the Texas Comptroller of Public Accounts of a currently pending forfeiture of such right.

(v)     The Parties intend that each of the representations, warranties and covenants contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

(w)     All materials or information posted in the electronic data room maintained for the use and benefit of Buyer on or before February 10, 2014, access to which has been afforded to representatives of Buyer, shall have been deemed to have been “made available” to Buyer, as such phrase is used herein.

ARTICLE II

SALE AND PURCHASE

Section 2.1     Purchase and Sale of Acquired Interests. Subject to the terms and conditions of this Agreement, DFI shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from DFI, all of DFI’s rights, title and interest in and to the Acquired Interests, free and clear of all Liens, in exchange for the consideration specified in Section 2.2.

Section 2.2     Purchase Price. The aggregate purchase price for the Acquired Interests shall be $100,000,000 (the “Base Amount”), subject to adjustment as provided in Section 2.4 and in Section 5.3(d) (as adjusted, the “Purchase Price”). The Purchase Price shall be payable in the manner provided in Section 2.3 and Section 2.4.

Section 2.3     Payments to be Effected at Closing. At Closing, Buyer shall:

(a)     transfer $8,000,000 of the Purchase Price (the “Escrow Amount”) in cash to the Escrow Agent to be held pursuant to the terms and conditions of this Agreement and the Escrow Agreement entered into as of the Closing Date by and among Buyer, Newpark and the Escrow Agent in a form mutually acceptable to the Parties (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”); and

(b)     pay to the Newpark Entities an amount equal to the Estimated Purchase Price less the Escrow Amount.

Section 2.4     Purchase Price Adjustments.

(a)     For the purpose of determining the Estimated Purchase Price, at least five (5) Business Days prior to the Closing Date, Newpark shall cause to be prepared and delivered to Buyer the Estimated Balance Sheet and a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”) and the Estimated Closing Indebtedness, each as shown on the Estimated Balance Sheet, and the components and calculation thereof, determined in accordance with Section 2.4(f). The Estimated Balance Sheet and the Estimated Closing Statement shall be subject to review by Buyer, and Newpark and Buyer shall cooperate in good faith to resolve any dispute regarding the Estimated Balance Sheet or the Estimated Closing Statement prior to the Closing; provided, however, that if any item of dispute regarding the Estimated Balance Sheet or the Estimated Closing Statement and the calculations set forth therein is not resolved by agreement in writing between Newpark and Buyer by the second Business Day prior to the Closing Date, then Newpark’s estimate of such disputed item, together with any resolved disputed items, shall be deemed final solely for purposes of determining the Estimated Net Working Capital and the Estimated Closing Indebtedness.

(b)     The Estimated Closing Statement shall be used to determine the Estimated Purchase Price by adjusting the Base Amount as follows:

(i)     To the extent the Estimated Net Working Capital is greater than the Target Net Working Capital Amount (such difference being herein referred to as the “Estimated Net Working Capital Excess Amount”), the Base Amount shall be increased by the amount of the Estimated Net Working Capital Excess Amount. To the extent the Estimated Net Working Capital is less than the Target Net Working Capital Amount (such difference being herein referred to as the “Estimated Net Working Capital Deficiency Amount”), the Base Amount shall be reduced by the amount of the Estimated Net Working Capital Deficiency Amount.

(ii)     The Base Amount shall be decreased by an amount equal to the Estimated Closing Indebtedness.

(c)     Subject to Section 5.1(f), within ninety (90) calendar days following the Closing Date, Buyer shall cause to be prepared and delivered to Newpark the Final Balance Sheet and a statement (the “Final Closing Statement”) setting forth the actual Net Working Capital as of the Effective Time (the “Final Net Working Capital”) and the Final Closing Indebtedness, each as shown on the Final Balance Sheet, and the components and calculation thereof, determined in accordance with Section 2.4(f). The Final Closing Statement shall be used to determine the Final Purchase Price, by adjusting the Base Amount (without application of any adjustments to the Base Amount pursuant to Section 2.4(b)) as follows:

(i)     To the extent the Final Net Working Capital is greater than the Target Net Working Capital Amount (such difference being herein referred to as the “Final Net Working Capital Excess Amount”), the Base Amount shall be increased by the amount of the Final Net Working Capital Excess Amount. To the extent the Final Net Working Capital is less than the Target Net Working Capital Amount (such difference being herein referred to as the “Final Net Working Capital Deficiency Amount”), the Base Amount shall be reduced by the amount of the Final Net Working Capital Deficiency Amount.

(ii)     The Base Amount shall be decreased by an amount equal to the Final Closing Indebtedness.

(d)     If the Final Closing Statement reflects a difference between the Estimated Purchase Price and the Final Purchase Price, Newpark shall have thirty (30) calendar days following the receipt of the Final Balance Sheet and the Final Closing Statement to review the components and calculation of the Final Net Working Capital and the Final Closing Indebtedness. During such thirty (30) calendar day period, Buyer shall provide Newpark and its legal and accounting advisors with reasonable access, during normal business hours, to all financial information used in the preparation of the Final Balance Sheet and the calculation of the Final Net Working Capital and the Final Closing Indebtedness. If Newpark objects to any portion of the Final Balance Sheet or Final Closing Statement and Buyer’s calculation of the amounts set forth therein, Newpark may send notice to Buyer specifying the reasons for Newpark’s objections (the “Objection Notice”) no later than 5:00 p.m., Houston, Texas time, on the final day of such thirty (30) calendar day period. The failure of Newpark to send the Objection Notice within such thirty (30) calendar day period shall be deemed to be an acceptance by Newpark of the Final Balance Sheet, the Final Closing Statement and the amounts set forth therein. If Buyer and Newpark agree on all matters in the Final Balance Sheet and the Final Closing Statement, or if Newpark otherwise fails to timely object to such matters, then:

(i)     if the Final Purchase Price is greater than the Estimated Purchase Price, then such difference shall be paid by Buyer to Newpark (by wire transfer of immediately available funds to the account designated in writing by Newpark) within three (3) Business Days of Newpark’s acceptance, or deemed acceptance, of the Final Closing Statement; and

(ii)     if the Final Purchase Price is less than the Estimated Purchase Price, then such difference shall be paid by Newpark to Buyer (by wire transfer of immediately available funds to the account designated in writing by Buyer) within three (3) Business Days of Newpark’s acceptance, or deemed acceptance, of the Final Closing Statement. The amount of the difference between the Final Purchase Price and the Estimated Purchase Price (whether a positive or negative number) is referred to herein as the “Final Adjustment Amount”.

(e)     In the event Newpark has provided a timely Objection Notice to Buyer, and Newpark and Buyer are unable to agree on the calculations set forth in the Final Closing Statement within fifteen (15) calendar days after receipt by Buyer of such Objection Notice, such dispute between Newpark and Buyer with respect to such calculations and the Final Adjustment Amount shall be resolved by a recognized accounting firm reasonably acceptable to Newpark and Buyer and who shall not be Buyer’s, Lariat’s or Newpark’s accounting firm (the “Accounting Arbitrator”). The Accounting Arbitrator shall be engaged within fifteen (15) calendar days after the expiration of the fifteen (15) day period following delivery of the Objection Notice. If either Buyer or Newpark fails to take action with respect to any matter referred to in the previous sentences of this Section 2.4(e), then if Buyer has failed to take action, Newpark, or if Newpark has failed to take action, Buyer, may engage the Accounting Arbitrator on behalf of all Parties. The Accounting Arbitrator shall make such review and examination of the relevant facts and documents as the Accounting Arbitrator deems appropriate, and an independent determination of Final Net Working Capital, Final Closing Indebtedness and the Final Adjustment Amount, and shall permit Buyer and Newpark to make a written presentation of their respective determinations of such amounts, provided, however, that the Accounting Arbitrator shall require all facts, documents and written presentations from Buyer and Newpark to be completely submitted within thirty (30) calendar days after the Accounting Arbitrator has been engaged. Within thirty (30) calendar days after the date required for submission of such facts, documents and written presentations, and regardless of whether such submissions shall have been made, the Accounting Arbitrator shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, which shall accept (i) either Buyer’s or Newpark’s position on each disputed matter set forth in the Objection Notice or (ii) the stipulated position of Buyer and Newpark with respect to any matter which prior to such stipulation was disputed. Any required payments by Buyer to Newpark, on the one hand, or by Newpark to Buyer, on the other hand, based on such determination shall be made within three (3) Business Days of the final resolution of such dispute by the Parties, or the Accounting Arbitrator, as applicable. All fees and expenses of the Accounting Arbitrator shall be paid by the Party who is the least successful in such process, which shall be determined by comparing (A) the position asserted by each Party on all disputed matters taken together, with each matter weighted by its financial significance, to (B) the final decision of the Accounting Arbitrator on all disputed matters taken together. For purposes of the preceding sentence, the “disputed matters” shall be all matters raised in the Objection Notice, and the “position asserted” by Buyer and Newpark shall be determined by reference to their respective written presentations submitted to the Accounting Arbitrator pursuant to this Section 2.4(e). The Accounting Arbitrator shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments. Buyer and Newpark shall pay their respective advisor’s fees, charges and expenses incurred by such Person in connection with the dispute.

(f)     For purposes of this Agreement, “Net Working Capital” shall (i) be calculated as of the Effective Time on a combined basis for the Transferred Entities and (ii) mean the amount equal to the current assets of the Transferred Entities minus the current liabilities (including accrued property taxes and, to the extent not payable by Newpark, employee liabilities relating to periods prior to the Closing) of the Transferred Entities computed in accordance with GAAP on a basis consistent with the most recent Annual Financial Statement, except that (x) current liabilities shall include: (A) the aggregate amount of all outstanding checks of the Transferred Entities as of the Effective Time, and (B) an accrual for 2014 employee bonuses in the aggregate amount of not less than $100,000, and (y) the current assets and the current liabilities shall not include: (A) intercompany receivables and payables between or among the Transferred Entities, Newpark Entities and their respective Affiliates; (B) any bank or other funded Indebtedness of Newpark; (C) any liability for income or franchise taxes payable by any of the Transferred Entities that are actually paid or payable, when due, by Newpark or one of its Affiliates other than the Transferred Entities; (D) cash and cash equivalents; and (E) accrued compensation or bonuses to employees listed on Schedule  3.12(e)(ix) that will be payable by Newpark on or after Closing. Exhibit A to this Agreement sets forth an illustrative calculation of the Net Working Capital as of December 31, 2013.

(g)     The provisions of this Section 2.4 shall not be subject to the provisions of ARTICLE VIII hereof or any limitations of liability set forth therein.

Section 2.5     Time and Place of Closing; Deliveries.

(a)     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP in The Woodlands, Texas (or remotely via electronic exchange of documents and signatures), commencing at 10:00 a.m. Houston time, on the date (the “Closing Date”) that is the later of (i) the Financing Date and (ii) two Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Newpark and Buyer. The Parties intend that the Closing shall be deemed effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

(b)     Upon the terms and subject to the conditions of this Agreement, at the Closing, Newpark will deliver, or cause to be delivered, to Buyer:

(i)     certificates representing the Acquired Interests, to the extent that such Acquired Interests are in certificate form, and an executed counterpart to the Assignment of Acquired Interests, substantially in the form set forth as Exhibit B hereto (the “Assignment of Acquired Interests”), assigning the Acquired Interests to Buyer in accordance with Section 2.1, duly executed by DFI;

(ii)      a counterpart signature to the Escrow Agreement, duly executed by Newpark;

(iii)     a release, substantially in the form set forth as Exhibit C hereto, duly executed by each of the Newpark Entities;

(iv)     a release, substantially in the form of Exhibit D hereto, duly executed by each of the individuals listed on Schedule 2.5(b)(iv);

(v)     the Newpark Closing Certificate;

(vi)     certificates of good standing and legal existence, as applicable, of each of the Newpark Entities and the Transferred Entities issued by the Secretary of State or similar Governmental Entity of the jurisdiction of formation or incorporation of such Newpark Entity and Transferred Entity, as of a date within five (5) Business Days of the Closing Date;

(vii)     a certificate from the applicable transferor in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that such entity is not a “foreign person” within the meaning of Section 1445 of the Code;

(viii)     evidence that all Consents listed on Schedule 3.4 have been received or given;

(ix)     payoff letters, releases of liens or such other documentation reasonably satisfactory to Buyer confirming that (A) all Liens (except for Permitted Liens), including all UCC financing statements, encumbering any Transferred Interests or any assets or properties of the Transferred Entities shall have been irrevocably released, and (B) the Transferred Entities shall have been released from all guaranties, collateral agreements or other Liability with respect to Newpark’s funded Indebtedness;

(x)     a duly executed resignation or termination of each manager and each officer of each of the Transferred Entities effective as of the Closing Date;

(xi)     a resolution or other document reasonably satisfactory to Buyer evidencing the withdrawal as of the Effective Time of NES, and any of the other Transferred Entities that are “adopting employers” as defined in the Newpark Resources, Inc. Savings and Incentive Plan, from said plan;

(xii)     the original minute book of each Transferred Entity and any Books and Records that may be in the possession or under the control of Newpark or any of its Affiliates, other than (A) any books and records that Newpark or any of its Affiliates is required by Law to retain the originals of, in which case copies thereof shall be delivered to Buyer; and (B) personnel and employment records for employees of Newpark or any of its Affiliates who are not Transferred Employees; provided, that Newpark and its Affiliates shall have reasonable access to, or the right to retain a copy of, all Books and Records delivered to Buyer to the extent reasonably necessary for, and for use solely in connection with, Tax, regulatory or litigation purposes;

(xiii)     except as set forth on Schedule 2.5(b)(xiii), evidence reasonably satisfactory to Buyer that all Contracts between, among or otherwise involving any Transferred Entity, on the one hand, and Newpark or any of its Affiliates, on the other hand, have been terminated on or prior to the Closing Date;

(xiv)     an executed transition services agreement substantially in the form of Exhibit E hereto (the “Transition Services Agreement”);

(xv)     an employment agreement, substantially in the form of Exhibit F hereto, duly executed by each of Michael Breaux, Marvin Macip and Phillip Clark;

(xvi)     an opinion of counsel to Newpark, substantially in the form of Exhibit G hereto, addressed to Buyer and dated as of the Closing Date;

(xvii)     evidence reasonably satisfactory to Buyer that all bonus payments or other compensation or benefits payable under the Contracts set forth on Schedule 3.12(e)(ix) have been paid in full by one of the Newpark Entities or the Transferred Entities, as the case may be, in accordance with the terms thereof;

(xviii)     a certificate, dated as of the Closing Date and duly executed by the Secretary of Newpark, certifying (A) that a true, complete and correct copy of Newpark’s Governing Documents, as amended and in effect on the Closing, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the board of directors of Newpark, authorizing the execution, delivery and performance by Newpark of this Agreement and the Transaction Documents to which Newpark is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officer(s) of Newpark authorized to execute this Agreement and each Transaction Document to which Newpark is a party;

(xix)     a certificate, dated as of the Closing Date and duly executed by the Secretary of DFI, certifying (A) that a true, complete and correct copy of DFI’s Governing Documents, as amended and in effect on the Closing, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the board of directors of DFI, authorizing the execution, delivery and performance by DFI of this Agreement and the Transaction Documents to which DFI is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officer(s) of DFI authorized to execute this Agreement and each Transaction Document to which DFI is a party;

(xx)     evidence reasonably satisfactory to Buyer that the term of the Specified Lease Agreement has been extended for an additional five (5) years beyond the current expiration thereof on such terms and conditions, including rental rates, on terms no less favorable than those set forth on Schedule 2.5(b)(xx);

(xxi)     evidence reasonably satisfactory to Buyer that appropriate corrective filing have been made with the U.S. Patent and Trademark Office regarding U.S. Patent Numbers 5,589,603; 5,734,988; and 5,961,438 to reflect title to such patents in the name of NES;

(xxii)     a sublease, in a form mutually acceptable to the Parties, pursuant to which NES subleases that certain property located at 213 Coast Guard Road Surface Site 50 in Venice, Plaquemines Parish, Louisiana to Newpark Mats & Integrated Services LLC;

(xxiii)     an option agreement, memorandum, or other recordable instrument containing the Mississippi Real Property Option as set forth Section 5.21; and

(xxiv)     such other documents and instruments required to be delivered by the Newpark Entities or the Transferred Entities at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as Buyer reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to Buyer and its counsel.

(c)     Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will deliver, or cause to be delivered, to Newpark:

(i)     the Estimated Purchase Price, less the Escrow Amount, as specified in Section 2.3;

(ii)     a counterparts to the Assignment of Acquired Interests, duly executed by Buyer;

(iii)     a counterpart to the Escrow Agreement, duly executed by Buyer;

(iv)     the Buyer Closing Certificate;

(v)     a certificate of good standing and legal existence of Buyer issued by the Secretary of State of the State of Delaware, as of a date within five (5) Business Days of the Closing Date;

(vi)     evidence that all Consents listed on Schedule 4.3 have been received or given;

(vii)     a certificate, dated as of the Closing Date and duly executed by an officer of Buyer, certifying (A) that a true, complete and correct copy of Buyer’s Governing Documents, as amended and in effect on the Closing, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the sole member of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a Party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officer(s) of Buyer authorized to execute this Agreement and each Transaction Document to which Buyer is a Party;

(viii)     evidence, reasonably satisfactory to Newpark, that filings will be made, no later than one (1) Business Day following the Closing Date, with the appropriate Governmental Entities regarding the substitution of the Newpark Financial Assurances and the release of the obligations of the Newpark Entities and their Affiliates (other than the Transferred Entities) thereunder, in accordance with Section 5.20; and

(ix)     such other documents and instruments required to be delivered by Buyer at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as Newpark reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to Newpark and its counsel.

Section 2.6     Allocation of Purchase Price. Newpark and Buyer will cooperate in good faith and use commercially reasonable efforts to agree, within thirty (30) days of the final determination of the Final Adjustment Amount, upon an allocation of the Purchase Price among the assets of NES, the Mississippi Real Property Option, and the covenants set forth in Section 5.7, in compliance with the principles of Code Section 1060 and applicable Treasury Regulations thereunder. If Newpark and Buyer agree to such allocation, Newpark and Buyer agree to timely and properly prepare, execute and file with the Internal Revenue Service pursuant to Code Section 1060 an IRS Form 8594 or any successor form thereto regarding the allocation of the Purchase Price in accordance with such agreed allocation; provided, however, that (i) Buyer’s cost for the Acquired Interests may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Newpark Entities may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes. Except as required pursuant to applicable Law, none of the Parties, directly or indirectly, through a Subsidiary or Affiliate or otherwise, will take a position on any Tax Return or in any audit or examination by, or any judicial proceeding before, any Taxing Authority that is in any way inconsistent with such agreed allocation; provided, however, that none of the Newpark Entities, Buyer or any of their respective Affiliates shall be obligated to litigate any challenge to such allocation of the Purchase Price by any Governmental Entity. If Newpark and Buyer are unable to agree on an allocation of the Purchase Price among the assets of NES, the Mississippi Real Property Option, and the covenants set forth in Section 5.7 within thirty (30) days of the final determination of the Final Adjustment Amount, the Newpark Entities and Buyer may file their respective Tax Returns allocating the Purchase Price in the manner each such Party believes appropriate, provided such allocation is in accordance with applicable Law. The Parties will promptly inform one another of any challenge by any Taxing Authority to any allocation made pursuant to this Section 2.6 and agree to consult and keep one another reasonably informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.7     Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer or its designee and the Transferred Entities shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer or its designee or any Transferred Entity is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided, that if withholding could be avoided by the provision of documentation by a Newpark Entity to Buyer or a Transferred Entity, then no withholding or deduction shall be made pursuant to this Section 2.7 unless a Newpark Entity has failed to provide such documentation as reasonably required by Buyer or a Transferred Entity to enable Buyer and the Transferred Entities to avoid such withholding. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NEWPARK

Newpark represents and warrants to Buyer as follows:

Section 3.1     Organization; Qualification. Each Newpark Entity and each Transferred Entity is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and (ii) qualified to do business and is in good standing as a foreign corporation or foreign limited liability company in each jurisdiction where the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary except, in the case of clause (ii), where the failure to be so qualified or in good standing would not reasonably be expected to result in a material Liability to any Transferred Entity. Correct and complete copies of the Governing Documents, minute books and record books of each of the Transferred Entities have been made available to Buyer.

Section 3.2     Capitalization of the Transferred Entities.

(a)     The Transferred Interests constitute the entire membership interests in the Transferred Entities and are collectively wholly owned by DFI or NES, as applicable, free and clear of all Liens, except for any Liens set forth on Schedule 3.2(a). The delivery of the Acquired Interests to Buyer pursuant to the terms of this Agreement will transfer to Buyer valid direct or indirect title to and ownership of all of the Transferred Interests, free and clear of any Liens, except for any Liens set forth on Schedule 3.2(a). Except for the Transferred Interests, there are no other equity interests of any Transferred Entities reserved, issued or outstanding, and except as set forth on Schedule 3.2(a), there are no preemptive or other outstanding rights, options, warrants, equity appreciation rights, calls, subscriptions, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other Contracts of any character relating to the issued or unissued ownership interest in any of the Transferred Entities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities or other equity interests of any Transferred Entity or which obligate any of the Transferred Entities to issue any of its membership interests or other securities or which otherwise relate to the sale or transfer by any Transferred Entity of any of its ownership interests or securities (whether debt or equity). Except as set forth on Schedule 3.2(a), no Transferred Entity has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or ownership interests or to pay any dividend or make any distribution in respect thereof. None of the Newpark Entities or the Transferred Entities has agreed to register any ownership interests in or securities of the Transferred Entities under the Securities Act or under any state securities Law. Except as set forth in Schedule 3.2(a), none of DFI or NES is party to (i) any Contract (other than this Agreement) that could require such entity to sell, transfer or otherwise dispose of any of the Transferred Interests or any other ownership interest or security in any of the Transferred Entities or (ii) any voting trust, voting agreement, equityholders agreement, proxy or other Contract that may affect the voting or transfer of any of the Transferred Interests or any other equity interests in any of the Transferred Entities.

(b)     All of the Transferred Interests have been duly authorized, are validly issued and are fully paid and non-assessable and were not issued in violation of (i) the Securities Act or any applicable state securities laws or (ii) any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person.

(c)     All Transferred Entities and their respective jurisdictions of organization, and for each Transferred Entity the number of outstanding units or percentage interests or other equity interests in such Transferred Entity and the identity of the holders of such units or interests, are identified in Schedule 3.2(c).

(d)     Except for (i) NES’s ownership of interests in NES Management and NES Mississippi as of the date of this Agreement and (ii) NES’s ownership of interests in NES Management (but not in NES Mississippi, all of which interests will be transferred prior to Closing pursuant to the NES Mississippi Transfer Agreement) as of the Closing Date, no Transferred Entity owns or controls, directly or indirectly, any capital stock, membership interests, security or other equity interest or any voting rights in any other Person.

(e)     Schedule 3.2(e) sets for a true and complete list of all Predecessors.

Section 3.3     Authority Relative to This Agreement; Enforceability. Each of the Newpark Entities has all necessary corporate or limited liability company power and authority, and has taken all corporate or limited liability company action necessary, to execute, deliver and perform this Agreement and the other Transaction Documents to which such Newpark Entity is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents in accordance with the terms hereof and thereof. Each Newpark Entity’s execution, delivery and performance of this Agreement and the execution, delivery and performance of such Transaction Documents by such Newpark Entity, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate or limited liability company action on the part of each Newpark Entity. This Agreement has been duly and validly executed and delivered by each of the Newpark Entities and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, legal and binding agreement of each of the Newpark Entities, enforceable against each in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. As of the Closing, each of the Transaction Documents (other than this Agreement) will be duly and validly executed by the Newpark Entities (as applicable) and, assuming the due authorization, execution and delivery of such Transaction Documents by Buyer (as applicable), will constitute the valid, legal and binding agreement of each of the Newpark Entities (as applicable), enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 3.4     Consents and Approvals; No Violations. No material filing with or notice to, and no material permit, authorization, registration, consent, license, certificate or approval of (collectively, “Consents” and individually, a “Consent”), any Governmental Entity is required on the part of any Newpark Entity or any Transferred Entity for or in connection with the execution, delivery and performance by the Newpark Entities of this Agreement, and the other Transaction Documents to which such Newpark Entity is or will be a party, or the consummation by the Newpark Entities of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of the HSR Act and (ii) as set forth on Schedule 3.4. Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, and except as set forth on Schedule 3.4, neither the execution, delivery and performance of this Agreement by the Newpark Entities, and the other Transaction Documents to which such Newpark Entity is or will be a party, nor the consummation by the Newpark Entities of the transactions contemplated by this Agreement and the other Transaction Documents will (A) conflict with or result in any breach, violation or infringement of any provision of the respective Governing Documents of any Newpark Entity or any Transferred Entity, (B) result in a material breach or violation of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to the creation of any Lien or any right of termination, amendment, modification, cancellation or acceleration) or require the Consent of or other action by any Person under, any of the terms, conditions or provisions of any Contract or Order, arbitration award, judgment or decree or other instrument binding on any of the Newpark Entities or any of the Transferred Entities that is material to the operation of the Business as conducted by the Transferred Entities, or (C) violate, in any material respect, any Law applicable to any of the Newpark Entities or any of the Transferred Entities or any of their respective properties or assets.

Section 3.5     Environmental Matters.

(a)     Except as set forth on Schedule 3.5(a), the Transferred Entities are, and the Transferred Entities and Predecessors have at all times since January 1, 2009 been, in compliance, in all material respects, with all Environmental Laws, and the Transferred Entities are not, and since January 1, 2009, neither the Transferred Entities nor any Predecessors have been, in material violation of any Environmental Law, and to the knowledge of Newpark, since January 1, 2009, none of the Transferred Entities nor any Predecessor has received any written communication, citation or notice of non-compliance from any Governmental Entity or any other Person that alleges that any Transferred Entity or Predecessor is not, or has not been, in compliance with any Environmental Law or Permit. Except as set forth on Schedule 3.5(a), since January 1, 2009, there has not been any material violation of Environmental Laws or other material Environmental Matter related to the conduct of the Business or the activities of the Transferred Entities (including a Release by any Transferred Entity on any property not owned or leased by the Transferred Entity) and there has been no Release at, on, under or from the Leased Real Property or the Owned Real Property or to the knowledge of the Newpark at, on, under or from any property formerly owned, operated or used by any Transferred Entity or Predecessor and to the knowledge of the Newpark there has not been a Release that is impacting the Leased Real Property or the Owned Real Property.

(b)     Each of the Transferred Entities holds and maintains, in full force and effect, and in all respects is in material compliance with all, and not in material violation of any, Permits required under applicable Environmental Laws for the operations of such Transferred Entity and the conduct of the Business. Except as set forth on Schedule 3.5(b), there are no proceedings pending, or to the knowledge of Newpark, threatened that seek revocation, cancellation, termination, suspension, penalties or any adverse modification of such Permits. All Permits under Environmental Laws held by the Transferred Entities are listed on Schedule 3.5(b).

(c)     None of the Transferred Entities has entered into or agreed to (and, to the knowledge of Newpark, no Predecessor was party to) any court decree, order or settlement, nor are any of the Transferred Entities subject to (and, to the knowledge of Newpark, no Predecessor was subject to) any judgment, order, directive, decree, fine or other sanction relating to compliance with any Environmental Law.

(d)     The Newpark Entities have made available to Buyer, either by posting in the electronic data room or at the facilities of Newpark and the Transferred Entities, correct and complete copies of all environmental, geological, engineering, workover, operational and maintenance reports, audits and studies relating to the Transferred Entities, the Leased Real Property or the Owned Real Property, and any property formerly owned or operated by any Transferred Entity or any Predecessor in the possession, custody or control of the Newpark Entities or the Transferred Entities.

(e)     None of the Leased Real Property or Owned Real Property and, to the knowledge of Newpark, none of the real property formerly owned, operated or used by any Transferred Entity or any Predecessor in the conduct of the Business, and none of the properties to which any Transferred Entity or Predecessor has arranged, or did arrange, for the disposal, transport or treatment of any Hazardous Substance, is listed or proposed for listing on the CERCLA National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Inventory System, or any equivalent federal, state or local list of sites of environmental concern maintained by any Governmental Entity.

(f)     There are no Legal Proceedings pending or, to the knowledge of Newpark, threatened, and no written notices thereof have been received by any Newpark Entity or Transferred Entity, in each case relating to or arising out of any violation or alleged violation of or under, or any investigative or remediation obligation under, any Environmental Law or Permit by any of the Transferred Entities.

(g)     After the Closing, none of Transferred Entities will be liable for any fines, penalties, fees, Taxes or other charges assessed with respect to the Business under any Environmental Laws or Permits with respect to notices of violation, cessation orders, closure orders, show cause orders or other enforcement actions instituted by a Governmental Entity prior to the Closing.

(h)     Except in compliance with Environmental Laws, (i) there are no underground storage tanks regulated pursuant to RCRA or any equivalent authorized state program located at any of the Leased Real Property or Owned Real Property or to the knowledge of Newpark at any real property formerly owned or operated by any Transferred Entity or Predecessor; (ii) there are no materials or equipment containing polychlorinated biphenyls located at any of the Leased Real Property or Owned Real Property or any other assets of any Transferred Entity; and (iii) there are no landfills located at any of the Leased Real Property or Owned Real Property or any other assets of any Transferred Entity or to the knowledge of Newpark at any property owned or operated by a Predecessor and (iv) no Transferred Entity or Predecessor has disposed of, or arranged for the disposal, treatment or processing of, any Hazardous Substance at any offsite disposal area located on the property of any other Person, other than a facility permitted to receive such Hazardous Substance by a Governmental Entity with proper jurisdiction. The exploration and production wastes and other wastes generated in the oil and gas industry that are collected, transferred, processed and disposed in the Business are exempt from RCRA. The industrial wastes and other wastes generated by refiners, manufacturers, service companies, industrial municipalities and other Persons that are collected, transferred, processed and disposed in the Business are nonhazardous by characterization and therefore are exempt from RCRA.

(i)     Schedule 3.5(i) lists all Financial Assurances outstanding as of the date of this Agreement issued for the benefit of any Transferred Entity and also separately identifies all such Financial Assurances for which any Newpark Entity, or their Affiliates (other than the Transferred Entities), may have ultimate liability or responsibility to make payments (a “Newpark Financial Assurance”). The Financial Assurances listed on Schedule 3.5(i) constitute all the bonds, letters of credit and other financial assurances necessary to conduct the Business in the Ordinary Course of Business. All such Financial Assurances are in full force and effect.  There are no notices or Legal Proceedings that would increase, modify or in any respect alter any such Financial Assurance.  To the knowledge of Newpark, there are no Legal Proceedings threatened that would increase, modify or in any way alter any such Financial Assurance.

(j)     Except as set forth on Schedule 3.5(j), none of the Transferred Entities has agreed nor to the knowledge of Newpark did any Predecessor ever enter into an agreement to remediate or otherwise be responsible for the cleanup of a contaminated site.

(k)     No Environmental Law imposes any obligation on any Transferred Entity arising out of, in connection with, or as a condition to the transactions contemplated by this Agreement, including (i) any requirement to modify or to transfer any Permit, (ii) any requirement to file any request for consent or approval, disclosure statement, notice or other submission with or to any Governmental Entity, (iii) the placement of any disclosure statement, notice, acknowledgment, or covenant in any land records, or (iv) the modification of or provision of notice under consent order, decree or agreement.

(l)     Except as set forth on Schedule 3.5(l), to the knowledge of Newpark, none of the disposal caverns or caprock wells owned, leased or used by any of the Transferred Entities has suspended operations for more than 24 hours as a result of any unusual maintenance, integrity or workover issues at any time since January 1, 2012.

(m)     Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties included in this Section 3.5 shall constitute the sole and exclusive representations and warranties of Newpark relating to environmental matters, including any matters arising under Environmental Laws or other Environmental Matters.

Section 3.6     Financial Information; Absence of Undisclosed Liabilities.

(a)     Attached hereto as Schedule 3.6(a) are true, correct and complete copies of the combined unaudited balance sheet and statement of operations of the Transferred Entities as of and for the fiscal years ended December 31, 2012 and December 31, 2013 (collectively, with any notes thereto, the “Annual Financial Statements”).

(b)     The Annual Financial Statements have been derived from the Books and Records of the Transferred Entities, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Annual Financial Statements do not include footnotes that would be required under GAAP and do not include a statement of cash flows), and present fairly, in all material respects, the financial condition of the Transferred Entities as of the dates and the results of operations of the Transferred Entities for the periods covered thereby.

(c)     Newpark has devised and maintained, or has caused the Transferred Entities to devise and maintain, a system of internal control over financial reporting (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)     The Transferred Entities have no Indebtedness, except for the Indebtedness of Newpark secured by the Liens described on Schedule 3.6(d), each of such Liens to be released at Closing.

(e)     Except as set forth on Schedule 3.6(e), there are no material Liabilities of the Transferred Entities of any nature, whether or not accrued, contingent, liquidated or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Transferred Entities, whether known or unknown, whether due or to become due and regardless of when asserted, other than those that (i) are reflected or reserved against on respective balance sheets included in the Annual Financial Statements for the fiscal year ended December 31, 2013, or (ii) have been incurred in the Ordinary Course of Business since December 31, 2013 (none of which results from, relates to, or was caused by any violation of Law).

Section 3.7     Absence of Certain Changes. Except as specifically contemplated by this Agreement or as set forth on Schedule 3.7, since January 1, 2013, (i) the Business has been conducted, in all material respects, in the ordinary course consistent with past customs and practices (“Ordinary Course of Business”), (ii) the Transferred Entities have used commercially reasonable efforts to preserve their present relationships with other Persons having material dealings with any of the Transferred Entities or the Business, and (iii) there has not been with respect to the Business or any Transferred Entity:

(a)     any material damage, destruction, loss or casualty to properties or assets of any Transferred Entity that are material to the Business;

(b)     except to the extent required to comply with applicable Law, any increase in compensation payable or benefits to officers, managers, employees or consultants of any of the Transferred Entities other than in the Ordinary Course of Business;

(c)     (i) any adoption, amendment, modification or termination of any Transferred Plan other than in the Ordinary Course of Business or as required by applicable Law or (ii) any termination of employees other than in the Ordinary Course of Business;

(d)     any amendment to the Governing Documents of any Transferred Entity, including any amendments effecting any split, combination, reclassification or similar action with respect to its equity interests, any amendment to the terms of its outstanding equity interests, or the adoption of any plan of complete or partial liquidation or dissolution;

(e)     any single capital expenditure or commitment in excess of $100,000, or aggregate capital expenditures and commitments in excess of $250,000 (on a consolidated basis), including such capital expenditures for additions to property or equipment;

(f)     any incurrence of any Indebtedness, or any loans or equity investments made by, any of the Transferred Entities;

(g)     any sale, lease, license, pledge, disposal, assignment or transfer of any property or asset, tangible or intangible, of any of the Transferred Entities other than in the Ordinary Course of Business;

(h)     any termination or amendment of (or any waiver of any material provision of) any Material Contract to which any Transferred Entity is a party (or any receipt of any notice thereof) other than the termination or expiration of any Material Contract in accordance with its terms;

(i)     any making, changing or revoking of any Tax election; any election of or change to any method of accounting for tax purposes; any filing of any amended Tax Returns; any settlement of any Legal Proceeding in respect of Taxes; or any entry into any Contract in respect of Taxes with any Governmental Entity;

(j)     any acquisition of or investment in any businesses, material assets, product lines, business units, business operations, stock or other properties;

(k)     settlement, release, waiver or compromise of any Legal Proceeding, right or claim;

(l)     any Material Adverse Effect;

(m)     any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(n)     any acceleration of any accounts receivable, (ii) cancel, delay or postponement of any capital expenditure or the payment of accounts payable or other Liabilities, or (iii) change in any material respect of the Transferred Entities’ practices in connection with the making of capital expenditures or the payment of accounts payable; or

(o)     any commitment or agreement to do any of the foregoing.

Section 3.8     Compliance with Law; Permits. Except as relating to the Laws pertaining to environmental, employee benefit or Tax matters, which are addressed solely in Section 3.5, Section 3.12 and Section 3.14, respectively:

(a)     The Transferred Entities are, and at all times since January 1, 2011 have been, operating in compliance, in all material respects, with all Laws applicable to any of the Transferred Entities or the Business. Since January 1, 2011, except as set forth on Schedule 3.8(a), none of the Transferred Entities have received any written notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Law applicable to any of the Transferred Entities or the Business.

(b)     Each of the Transferred Entities holds and maintains, in full force and effect, and in all material respects is in compliance with, all Permits that are necessary or required for the operations of such Transferred Entity and the conduct of the Business as currently operated, or the ownership, lease, use or operation of its assets and properties, including all barges and boats owned, leased, used or operated by any of the Transferred Entities, except where any failure to hold or be in compliance with any such Permit or the failure of any such Permit to be in full force and effect would not reasonably be expected to result in a material Liability to any Transferred Entity. No Transferred Entity has entered into any written variance agreement with any Governmental Entity which, either individually or in the aggregate, materially detracts from the value of the property subject thereto or materially interferes with the continued use and operation of the property or asset as presently used or operated. Each Permit (other than Permits held pursuant to any Environmental Law) held by any Transferred Entity is listed on Schedule 3.8(b). There is no Legal Proceeding pending or Order outstanding against the Transferred Entities, or to the knowledge of Newpark, threatened against any of the Transferred Entities that would reasonably be expected to adversely affect any such Permit.

(c)     The Transferred Entities are, and at all times since January 1, 2010 have been, in compliance, in all material respects, with the following Federal Regulations: 33 CFR 155 (Oil or Hazardous Material Pollution Prevention Regulations for Vessels); 33 CFR 138 (Financial Responsibility for Water Pollution and OPA 90 Limits of Liability); and 33 CFR 101 and 104 (Maritime and Vessel Security). To the extent required by the Maritime Transportation Security Act, and regulations related thereto, the Transferred Entities have in place written policies and procedures applicable to each barge fleeting facility, and are in compliance in all material respects with such policies and procedures, and have made available to Buyer copies of all such policies and procedures. Each of the Transferred Entities is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501 eligible to own vessels engaged in the coastwise trade of the United States. Each of the vessels owned by any of the Transferred Entities, as set forth on Schedule 3.17(d), (i) is eligible to engage in the coastwise trade of the United States, (ii) is not a scheduled vessel of a Capital Construction Fund or Capital Reserve Fund administered by the U.S. Maritime Administration, and (iii) excluding any restrictions contained in the Certificates of Inspection associated with each such vessel, is not subject to any trading restrictions of any nature whatsoever, including contractual trading restrictions.

Section 3.9     Real Property.

(a)     Owned Real Property. Schedule 3.9(a) sets forth the fee owner and address of all real property owned by any Transferred Entity (the “Owned Real Property”). With respect to each parcel of Owned Real Property (i) each owner thereof has good and indefeasible title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens and the Liens set forth on Schedule 3.9(a) to be released at Closing; and (ii) there does not exist any pending or, to the knowledge of Newpark, threatened condemnation or eminent domain proceedings that affect any Owned Real Property. Copies of each recorded deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent in the possession of the Newpark Entities or the Transferred Entities, have been made available to Buyer.

(b)     Leased Real Property. Schedule 3.9(b) sets forth a description of each lease, sublease and other agreement pursuant to which any Transferred Entity holds a leasehold or subleasehold estate or has otherwise been granted a leasehold or subleasehold estate, including any surface leases, drilling rights or other surface-use rights (the “Leased Real Property”). Complete and correct copies of all agreements pertaining to the Leased Real Property (each a “Lease,” collectively, the “Leases”) have been made available to Buyer. With respect to each of the Leases (i) each Lease is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; (ii) there is no default under any Lease by any Transferred Entity or, to the knowledge of Newpark, by any other party thereto; (iii) no Transferred Entity has received or delivered a written notice of default or objection to any party to any Lease to pay and perform its obligations, and, to the knowledge of Newpark, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) the applicable Transferred Entity holds a good and valid leasehold interest in such Leased Real Property as set forth in the respective Lease.

(c)     All Real Property. Except as set forth on Schedule 3.9(c), none of the Transferred Entities has leased or subleased, or assigned its interest in, any of the Owned Real Property or the Leased Real Property or any portion thereof to any other Person, nor given any other Person the right to use or occupy the same. The Owned Real Property and the Leased Real Property includes all real property that is necessary or required for the operations of such Transferred Entity and the conduct of the Business as currently operated. Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 3.9(c), none of the real property used by the Transferred Entities in connection with the operation of the Business is owned or leased by any Newpark Entity or any Affiliate (including NES Mississippi) of any Newpark Entity (other than the Transferred Entities).

Section 3.10     Legal Proceedings; Orders. Except as set forth on Schedule 3.10, there is no and, since January 1, 2011, has not been any action, litigation, mediation, audit, petition, complaint, suit, arbitration, claim, demand letter, proceeding (including any worker’s compensation claim or proceeding), hearing or investigation by or before any Governmental Entity or any arbitration or alternative dispute resolution panel (each, a “Legal Proceeding”), or any judgment, order, writ, decree, injunction, settlement, stipulation, ruling, award or other determination, whether preliminary or final, by or of any Governmental Entity or any other arbitration or dispute resolution body whose finding, ruling or holding is legally binding or enforceable as a matter of right (each, an “Order”), pending or, to the knowledge of Newpark, threatened (a) against or directly affecting any of the Transferred Entities, or (b) that would adversely affect the ability of the Newpark Entities or the Transferred Entities (as applicable) to execute and deliver this Agreement or any of the other Transaction Documents to which they are party or to perform their obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby.

Section 3.11     Employee Matters.

(a)     Schedule 3.11(a) lists all individuals who are employed by the Transferred Entities on a full-time, permanent or part-time basis as of the date of this Agreement (including, and specifically identifying, individuals on short-term disability, long-term disability or other approved leave of absence) (the “Employees”), which list includes, each Employee’s name, title or position, current rate of hourly wage or salary, overtime rate (in the case of any Employee paid an hourly wage), target bonus and other material compensation, and their respective accrued vacation, sick leave and other paid time off days. In addition, Schedule 3.11(a) also discloses whether each Employee is a full time employee or a part time employee and whether such Employee is currently active at work and, in the case of any such Employee who is not active, the scheduled return to work date for such Employee.

(b)     Schedule 3.11(b) lists all individuals who are currently working as consultants or independent contractors for or on behalf of any of the Transferred Entities as of the date of this Agreement, which list includes each individual’s name, current fee rate, and date on which such individual began working for or on behalf any of the Transferred Entities as a consultant.

(c)     Each of the Transferred Entities has been exempt from, or has complied with, in all material respects, all applicable provisions of the Workers Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) and any other similar state or local Law, in connection with all past reductions in workforce by the Transferred Entities during the prior three years.

(d)     The Transferred Entities have not agreed to recognize any labor union or other collective bargaining representative and, to the knowledge of Newpark, no labor union or collective bargaining representative claims to or is seeking to represent any Employees. None of the Transferred Entities are a party to or bound by any collective bargaining agreement applicable to any Employees.

(e)     There is no labor strike or labor dispute, slow down, lockout or stoppage pending or, to the knowledge of Newpark, threatened against or affecting any of the Transferred Entities. None of the Transferred Entities are engaged in any unfair labor practices, and there are no unfair labor practice charges or complaints before any Governmental Entity pending or, to the knowledge of Newpark, threatened against any of the Transferred Entities.

(f)     Except as set forth on Schedule 3.11(f), (i) each Employee is an “at-will employee” as such term is defined by applicable Law, and (ii) none of the Transferred Entities is a party to any employment Contract or any consulting or similar Contract for the provision of services to any of the Transferred Entities or any severance, change of control, retention or other similar agreement, plan or arrangement with any Employee of any of the Transferred Entities.

(g)     Each of the Transferred Entities has paid and properly accrued in the Ordinary Course of Business all wages and compensation due to its Employees.

(h)     Each of the Transferred Entities is, and at all time since January 1, 2011 has been, in compliance, in all material respects, with all Laws relating to immigration, anti-discrimination, equal employment opportunity, affirmative action, worker’s compensation, whistle-blowing or any other Law respecting the hiring, hours, wages, overtime, classification, occupational safety and health, employment, termination, benefits or other terms and conditions of employment. Such compliance has included compliance with respect to any employee, including the Employees listed on Schedule 3.11(a), and any other Person.

Section 3.12     Benefit Plans.

(a)     Schedule 3.12(a) lists all Transferred Entities Benefit Plans with respect to which any Transferred Entity has or could be reasonably expected to have any Liability and identifies each as a Newpark Retained Plan or a Transferred Plan.

(b)     Schedule 3.12(b) lists all Transferred Entities Benefit Plans (i) that are or at any time were subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and (ii) in which any Transferred Employee participates or participated while employed by the Newpark Entities, the Transferred Entities or any ERISA Affiliate.

(c)     For each Transferred Plan and each Transferred Entities Benefit Plan (excluding unwritten at-will employment arrangements) in which any Transferred Employee participates or participated while employed by the Newpark Entities, the Transferred Entities or any ERISA Affiliate, Newpark has delivered or made available to Buyer, true, correct and complete copies of the following documents, to the extent applicable: (i) currently-effective plan documents, or in the case of an unwritten Transferred Plan, a written summary thereof, and all associated agreements including, but not limited to, trust agreements, insurance or group annuity contracts, other funding arrangements and related service agreements, as well as all applicable amendments thereto; (ii) the three (3) most recent annual reports filed on Form 5500 with the IRS; (iii) the most recent summary plan descriptions and all associated summaries of material modifications; (iv) the nondiscrimination, coverage and other applicable testing performed with respect to the three (3) most recent years; (v) all filings and correspondence with any Governmental Entity; (vi) the most recent favorable IRS determination, advisory and/or opinion letters; (vii) the most recent participant and fiduciary fee disclosure notices required pursuant to Sections 404(a) and 408(b)(2) of ERISA and the regulations thereunder; and (viii) the most recent summary of benefits and coverage with respect to Transferred Plan that are “welfare benefit plans” as defined in Section 3(1) of ERISA.

(d)     No distribution with respect to a Transferred Employee of any “eligible rollover distribution” within the meaning of Section 402(c)(4) distributed from any Transferred Entities Benefit Plan could reasonably be expected to result in any Liability to any Benefit Plan of the Buyer or of its Affiliates that is an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code due to such Transferred Entities Benefit Plan’s failure to satisfy the requirements of Section 401(a) of the Code.

(e)     Except as would not result in a material Liability to any Transferred Entity:

(i)     (A) each Transferred Entities Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is currently entitled, under applicable IRS guidance, to rely on a favorable IRS determination letter issued with respect to such plan or a favorable advisory or opinion letter issued by the IRS to the sponsor of the volume submitter or prototype plan adopted with respect to such Transferred Entities Benefit Plan to that effect, and no amendment has been made nor has any event occurred (or is reasonably expected by any Newpark Entity or any ERISA Affiliate to occur) with respect to any such Transferred Entities Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code and (B) each trust and group annuity contract created under any such Transferred Entities Benefit Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred (or is reasonably expected by any Newpark Entity or ERISA Affiliate to occur) that has or could reasonably be expected to adversely affect such exemption;

(ii)     except as otherwise provided by this Section 3.12, (A) each Transferred Entities Benefit Plan has been maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law, (B) each Newpark Entity, Transferred Entity, ERISA Affiliate and, to the knowledge of Newpark, each other Person (including each fiduciary of each Transferred Entity Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to each Transferred Entity Benefit Plan, including all reporting, disclosure, notification and fiduciary duties and obligations, (C) all reports and other documents required to be filed with any Governmental Entity or distributed to plan participants (including audits or tax returns) have been timely filed or distributed and are accurate in all material respects, and (D) no Transferred Entities Benefit Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA to which an exemption does not apply.

(iii)     except as set forth in Schedule 3.12(e)(iii), no Transferred Entities Benefit Plan is or has ever been (A) subject to Title IV or Section 302 of ERISA, or Section 412 or 4971 of the Code, (B) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Section 413 of the Code, (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (E) a “welfare benefit fund” within the meaning of Section 419 of the Code or is or was funded by such a “welfare benefit fund”, (F) funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, (G) a Benefit Plan for the benefit of one or more employees who perform services outside the United States that has been adopted or maintained by any member of the Newpark Entities or any ERISA Affiliate, whether formally or informally, or with respect to which any member of the Newpark Entities or ERISA Affiliate may or will have any Liability, or (H) a Benefit Plan that owns any stock of any Newpark Entity, and neither any member of the Newpark Entities nor any ERISA Affiliate has ever contributed to or been obligated to contribute to any such plan;

(iv)     no Transferred Entities Benefit Plan (A) has been terminated, is intended or expected to be terminated, or has been or is expected to be the subject of a “partial termination” within the meaning of Section 411(d)(3) of the Code, (B) is the subject of any Legal Proceeding or Order that could be reasonably expected to result in a termination of any Transferred Entities Benefit Plan or trust, or (C) is or has been the subject of any “reportable event” (as that term is defined in Section 4043 of ERISA) as to which the notice requirement has not been waived;

(v)     no event or Liability or lien on assets as described in Section 4069 of ERISA has occurred or exists in connection with any Transferred Entities Benefit Plan;

(vi)     no claims (other than routine claims for benefits), lawsuits or Legal Proceedings are pending or, to the knowledge of Newpark, threatened, and to the knowledge of Newpark, there is no reasonable basis for any such claim, involving any Transferred Entities Benefit Plan or the assets or fiduciaries of such a plan nor, to the knowledge of Newpark, is there any reasonable basis for any such claim;

(vii)     no Transferred Entities Benefit Plan is currently under audit, examination or investigation (nor has notice been received of a potential audit, examination or investigation) by the IRS, the Department of Labor or any other Governmental Entity, and no matters are pending with respect to a Transferred Entities Benefit Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program or similar programs;

(viii)     except as set forth on Schedule 3.12(e)(viii), no existing or former Transferred Entities Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code and Sections 601 through 608, inclusive, of ERISA or similar state Law (which provisions are hereinafter referred to collectively as “COBRA”));

(ix)     except as set forth on Schedule 3.12(e)(ix), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any current or former manager, officer, employee, service provider or consultant of any of the Transferred Entities to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Transferred Entities Benefit Plan, or (iii) result in any “parachute payment” under Section 280G of the Code for which any Transferred Entity shall have any liability;

(x)     each Transferred Entities Benefit Plan that provides for “deferral of compensation” within the meaning of the Treasury Regulations under Section 409A of the Code is exempt from or complies with and has been administered in compliance with the requirements of Section 409A of the Code;

(xi)     all contributions, premiums, Taxes and other payments required to be made to or with respect to any Transferred Entities Benefit Plan by the terms of such Transferred Entities Benefit Plan, applicable Law, any contractual undertaking or otherwise have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, are fully reflected in the Annual Financial Statements; and

(xii)     each Newpark Entity and each Transferred Entity has previously been in compliance, in all material respects, and is currently in compliance, with the applicable continuation requirements for the Transferred Entities Benefit Plans that are “welfare benefit plans” as defined in Section 3(1) of ERISA. Such compliance includes compliance with (i) COBRA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(f)     Each of the Transferred Entities has correctly classified all employees, including the Employees listed on Schedule 3.11(a), and all non-employee service providers for purposes of each such Transferred Entities Benefit Plan and all applicable Laws.

(g)     Except for any other representations and warranties contained in this Agreement expressly relating to employee benefit matters, the representations and warranties of Newpark included in this Section 3.12 shall constitute the sole and exclusive representations and warranties of Newpark relating to employee benefit matters, including any matters arising under ERISA or other applicable Laws.

Section 3.13     Contracts.

(a)     Schedule 3.13 contains a true and complete list of the following Contracts to which any of the Transferred Entities is a party or by which it or any of its assets or properties is bound or subject:

(i)     any Contracts that are material to the Business (i) for the furnishing to any of the Transferred Entities of materials, supplies, goods, services or equipment or (ii) concerning Intellectual Property (other than off-the-shelf, commercially available licenses to software);

(ii)     any Capital Leases under which any Transferred Entity is a lessee of, or holds, uses or operates any personal property owned by another Person;

(iii)     any Contract obligating any of the Transferred Entities to deliver materials, goods, products, supplies, services or equipment that has annual payments (or under which such payments are reasonably expected) in excess of $100,000 per year, excluding any such Contracts which are terminable by such Transferred Entity without penalty on notice of not more than thirty (30) calendar days;

(iv)     any equity partnership, equity joint venture or other similar Contract between a Transferred Entity and another Person;

(v)     any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) relating to the Business or any Transferred Entity entered into by any Newpark Entity or any Transferred Entity after January 1, 2008;

(vi)     any Contract which restricts any of the Transferred Entities from competing with any other Person or engaging in any line of business;

(vii)     any Contract (i) for the payment of compensation or benefits to or on behalf of any employee or consultant of any of the Transferred Entities that provides for annual payments in excess of $100,000, (ii) relating to change-in-control, severance, transaction bonus or other bonus payments or (iii) relating to commission payments, equity grants, equity options, or relationships that deal with sharing of profits, losses, costs or Liabilities;

(viii)     any collective bargaining agreement or other Contract with a labor union, labor organization, workers council or similar body regarding any Transferred Employees;

(ix)     any loan agreements, guarantees, indentures, mortgages, letters of credit, Capital Leases, security agreements or other agreements or commitments for the borrowing of money for use in the Business or the subjecting of any assets of the Transferred Entities to a Lien (other than Permitted Liens);

(x)     any Contract with Newpark or any Affiliate of Newpark other than the Transferred Entities;

(xi)     to the extent not included in Section 3.13(a)(i) above, any Contract with a provider of tugs or barges; and

(xii)     to the extent not included in Section 3.13(a)(i) above, any Contract that is otherwise material to the operation of the Business and was entered into other than in the Ordinary Course of Business.

(b)     Each Contract required to be disclosed pursuant to this Section 3.13 (collectively, the “Material Contracts”) is in full force and effect and is a valid and binding agreement of the Transferred Entity, as the case may be, and, to Newpark’s knowledge, of each other party thereto. None of the Transferred Entities or, to the knowledge of Newpark, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract and neither any Transferred Entity nor Newpark Entity has received any notice of termination or threatened termination of any Material Contract or is aware of any facts or circumstances that either currently or with the passage of time could result in a breach or default under or give rise to a right to terminate any Material Contract. Each of the Transferred Entities has performed all material obligations required to be performed by it to date under the Material Contracts. Newpark has made available to Buyer complete and correct copies of each written Material Contract.

Section 3.14     Taxes. Except as set forth on Schedule 3.14 (which shall identify the respective subsection to which any disclosure pertains):

(a)     All Tax Returns required to be filed by the Transferred Entities (and DFI with respect to the Transferred Entities) have been filed, and all Taxes due with respect to such Tax Returns (whether or not shown to be due on such Tax Return) have been paid. DFI and the Transferred Entities have made available to Buyer copies of all Tax Returns filed for taxable periods ending on or after December 31, 2009 and such Tax Returns are correct and complete in all material respects.

(b)           (i)      None of DFI or the Transferred Entities is under audit or examination by any Taxing Authority with respect to Taxes;

(ii)     there are no claims or other Legal Proceedings now pending or, to the knowledge of Newpark, threatened against DFI or any of the Transferred Entities with respect to any Tax;

(iii)     no assessment, deficiency or adjustment has been asserted by any Taxing Authority against DFI or any of the Transferred Entities that has not been finally resolved and satisfied;

(iv)     there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to DFI or any of the Transferred Entities;

(v)     there are no Liens (other than Permitted Liens) on any of the assets of DFI or any of the Transferred Entities that arose in connection with any failure (or alleged failure) to pay any Tax; and

(vi)     no claim has been made that DFI or any of the Transferred Entities has not properly paid Taxes or filed Tax returns in a jurisdiction in which such entity does not file a Tax Return.

(c)     Each of DFI and the Transferred Entities has complied, in all material respects, with all applicable Laws relating to the withholding and payment of all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party of each Transferred Entity, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)     None of DFI or the Transferred Entities have entered into any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other Person with respect to Taxes that will remain in effect as to such entity or require any payment after the Closing.

(e)     DFI is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(f)     Each of the Transferred Entities is classified as a disregarded entity for federal and applicable state income tax purposes and is a “taxable entity” for Texas franchise tax purposes.

(g)     Each of the Transferred Entities or the Newpark Entities that is required to file federal income Tax Returns has disclosed on its federal income Tax Returns all positions taken therein with respect to the Transferred Entities that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h)     None of the Transferred Entities that is required to file federal income Tax Returns, nor any of the Newpark Entities with respect to the Transferred Entities, has participated in a reportable transaction within the meaning of Treasury Regulations § 1.6011-4.

(i)     Neither DFI nor any of the Transferred Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments that are not deductible pursuant to § 280G of the Code.

(j)     No Deferred Tax Liability or Deferred Tax Asset shall be included on the Estimated Balance Sheet or the Final Balance Sheet and none of the Transferred Entities shall have any Liability following the Closing in respect of any Deferred Tax Liability.

Section 3.15     Intellectual Property.

(a)     Schedule 3.15(a) sets forth a true, complete and correct list of (i) all Patents; (ii) all Trademarks; (iii) all material Software; (iv) all material Copyrights; and (v) all Domain Names, in each case, owned, licensed or used by the Transferred Entities (the “IP Assets”). The IP Assets constitute all material licenses or other legally enforceable rights, title and interest to use all patents, copyrights, trademarks, service marks, trade names, brand marks, brand names, logos, intellectual property, software object and source code as are necessary for the operation of the Business as currently conducted. All necessary registration, maintenance and renewal fees currently due in connection with the IP Assets have been made and all necessary documents, recordations and certifications in connection with such IP Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such IP Assets. All royalty payments or licensing fees to be paid to any licensor of any of the IP Assets are current.

(b)     Except as set forth on Schedule 3.15(b): (i) all of the IP Assets are valid and subsisting and one or more of the Transferred Entities owns and possesses good and valid legal and beneficial title to, or has a valid and enforceable right to use pursuant to a written license agreement, each of the IP Assets together with the goodwill associated therewith, free and clear of all Liens other than Permitted Liens; (ii) there is no pending or, to the knowledge of Newpark, threatened action, claim or other Legal Proceeding by a third Person contesting the validity, enforceability, registrability, use or ownership of any IP Asset; (iii) the Business as currently conducted and the Transferred Entities’ use of the IP Assets are not infringing upon, misappropriating or conflicting with, and have not infringed upon, misappropriated or conflicted with, the Intellectual Property of any other Person and, to the knowledge of Newpark, the IP Assets are not being and have not been infringed, misappropriated or conflicted by any third Person; (iv) since January 1, 2008, none of the Transferred Entities has received a written notice of any infringement, misappropriation or conflict of the type described in the preceding clause that has not been resolved; and (v) none of the Transferred Entities has granted any rights or interest in any of the IP Assets owned by a Transferred Entity to any other Person.

Section 3.16     Accounts Receivable. Except as set forth on Schedule 3.16(a), the accounts receivable of the Transferred Entities included in the Net Working Capital as of the Effective Time (a) will be valid and genuine, (b) will have arisen solely out of bona fide sales and deliverance of goods, performance of services and other business transactions in the Ordinary Course of Business, and (c) will be collectible in the Ordinary Course of Business (net of any reserve for doubtful accounts set forth in the Net Working Capital) and, to the knowledge of Newpark, are not subject to any setoffs or counterclaims. Schedule 3.16(b) sets forth an aging schedule for the accounts receivable shown in the Annual Financial Statements for the fiscal year ended December 31, 2013.

Section 3.17     Title; Condition and Sufficiency of Assets.

(a)     Except as set forth in Schedule 3.17(a), the Transferred Entities have good and valid title to, or a valid leasehold interest in, all of the buildings, fixtures, machinery, equipment, tools, barges, boats, furniture, improvements and other properties and assets shown on the Annual Financial Statements for the fiscal year ended December 31, 2013 or acquired after the date thereof, or otherwise used by the Transferred Entities in connection with the operation of the Business in the manner presently operated by the Transferred Entities, in each case free and clear of all Liens, except for Permitted Liens. Without limiting the generality of the immediately preceding sentence, except as set forth in Schedule 3.17(a), none of the material properties or assets used by the Transferred Entities in connection with the operation of the Business is owned by any Newpark Entity or any Affiliate (including NES Mississippi) of any Newpark Entity (other than the Transferred Entities).

(b)     Except as set forth in Schedule 3.17(b), the buildings, fixtures, machinery, equipment, tools, barges, boats, furniture, improvements and other tangible assets of the Business included in the assets of the Transferred Entities are, in all material respects, in good operating condition and repair, normal wear and tear excepted, and sufficient to permit their use in the continuing operations of the Business as such operations are currently conducted or have been conducted consistent with past practices.

(c)     Except as provided in Schedule 3.17(c), the Transferred Entities’ assets constitute all of the assets, rights, Contracts, and other properties necessary for Buyer to operate the Business in all material respects in the manner as it is now being conducted by the Transferred Entities.

(d)     Schedule 3.17(d) sets forth a list of (i) all vessels chartered by any of the Transferred Entities and (ii) all vessels owned by any of the Transferred Entities.

Section 3.18     Customers and Vendors.

(a)     Schedule 3.18(a) sets forth (i) each of the ten (10) largest customers of the Business (by dollar volume of sales or services to such customers) during the twelve (12) month period ended December 31, 2013 (collectively, the “Material Customers”) and (ii) each of the ten (10) largest suppliers to the Business (by dollar volume of purchases from such suppliers) during the twelve (12) month period ended December 31, 2013 (collectively, the “Material Vendors”).

(b)     Except as set forth on Schedule 3.18(b), other than actions taken in the Ordinary Course of Business, no Material Customer or Material Vendor (i) has terminated, cancelled, materially amended or declined to renew or continue its relationship with the Business, or (ii) during the twelve (12) month period ended December 31, 2013, has materially decreased (A) in the case of a Material Customer, its purchase of any of the products or services of the Business, or (B) in the case of a Material Vendor, its supply or provision of products, services, supplies or materials to the Business.

(c)     Except as set forth on Schedule 3.18(c), Newpark has no knowledge, and no Transferred Entity has received written notice, that any Material Customer or Material Vendor has or intends to cancel or otherwise substantially modify its relationship with any Transferred Entity, as applicable, or to decrease materially or limit its services, supplies or materials, or its usage or purchase of services or products from any Transferred Entity.

Section 3.19     Insurance. Schedule 3.19(a) sets forth a list of all insurance policies, Contracts or programs of self-insurance owned or held by or for the benefit of any Transferred Entity which cover the Business and/or the Transferred Entities. All such insurance policies, Contracts and programs of self-insurance are in full force and effect and are valid and enforceable. All premiums due thereunder have been paid, and neither any Newpark Entity nor any Transferred Entity has received written notice of cancellation or termination with respect to any of such insurance policies, Contracts and programs of self-insurance, other than in connection with normal renewals of any such insurance policies, Contracts and programs of self-insurance. There is no claim by or with respect to any Transferred Entity pending under any such policies or Contracts as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. To the knowledge of Newpark, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies or Contracts. To the knowledge of Newpark, such policies and Contracts are sufficient for compliance with all requirements of applicable Law and of all Material Contracts. Schedule 3.19(b) sets forth a list of all pending claims with respect to all such insurance policies and Contracts.

Section 3.20     Bank Accounts; Powers of Attorney. Schedule 3.20 sets forth the name of each bank or other financial institution in which any of the Transferred Entities has an account or lock box, the names of all Persons authorized to draw thereon or to have access thereto, and the account number for each such bank account. There are no outstanding powers of attorney executed on behalf of any of the Transferred Entities or other similar appointment authorizing an agent of any of the Transferred Entities to execute Contracts on its behalf.

Section 3.21     Affiliated Transactions. Except as set forth on Schedule 3.21, no director, manager, officer, equity interest owner, employee, or Affiliate of any of the Transferred Entities, and no Affiliate or family member (whether by blood, marriage, civil union, domestic partnership or adoption) of any such Person, is a party to any Contract, transaction or series of transactions, whether written or oral, with any of the Transferred Entities, or has any interest in any property or assets that are used by the Transferred Entities in the Business.

Section 3.22     Absence of Questionable Payments. Neither the Transferred Entities, nor any manager, officer, agent or employee thereof, has, with respect to the Business used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or violated the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws related or similar thereto.

Section 3.23     Brokers; Finders and Fees. Except for Simmons & Company International, whose fees will be paid by Newpark, (i) none of the Newpark Entities or Transferred Entities nor any of their respective Affiliates has employed or engaged any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, any of the other Transaction Documents, or the transactions contemplated by this Agreement or any of the other Transaction Documents and (ii) no broker, finder or investment banker is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Newpark Entities, the Transferred Entities or any of their respective Affiliates. All Transaction Expenses shall be paid by Newpark and none of Buyer or any of the Transferred Entities shall have any Liability or responsibility with respect to any Transaction Expenses. The Infrastructure Reimbursement, as such term is defined in the Fannett Settlement Agreement, dated as of March 21, 2012, between NES and The Premcor Pipeline Co., has been paid in full by NES prior to the date of this Agreement. All transaction bonuses, change-of-control, severance, stay put, retention or other compensatory payments or payment obligations to employees, independent contractors or consultants of any of the Transferred Entities or the Newpark Entities in connection with the transactions contemplated by this Agreement (whether contingent or otherwise, and whether due before, on or after the Closing Date), including all payments to the individuals list on Schedule 2.5(b)(iv), shall be paid in full by Newpark within fourteen (14) days following the Closing Date, and none of Buyer or any of the Transferred Entities shall have any Liability or responsibility with respect to any such payments or payment obligations after Closing.

Section 3.24     Service Warranties and Related Liabilities. Except as set forth in Schedule 3.24, since January 1, 2010, none of the Transferred Entities has received any written notice of, and to the knowledge of Newpark, there are no threatened, warranty claims relating to any of the Transferred Entities’ services.

Section 3.25     Capital Expenditures. Schedule 3.25 sets forth a true, correct and complete list of all legally binding capital expenditure commitments by the Transferred Entities. For each such capital expenditure commitment exceeding $50,000, Schedule 3.25 also contains a reference to the Contract evidencing such capital expenditure commitment.

Section 3.26     No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, THE ASSETS OF THE TRANSFERRED ENTITIES ARE BEING ACQUIRED BY BUYER “AS IS” AND “WHERE IS,” AND NONE OF NEWPARK, DFI NOR ANY OF THEIR RESPECTIVE AGENTS, AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, ON BEHALF OF NEWPARK, DFI OR ANY AFFILIATE THEREOF, AND NEWPARK, DFI AND EACH OF THEIR RESPECTIVE AFFILIATES BY THIS AGREEMENT DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, AS TO THE LIABILITIES, OPERATIONS OF THE BUSINESS OR THE TRANSFERRED ENTITIES, FUTURE REVENUES, RESULTS OF OPERATIONS OR OTHER RESULTS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE TRANSFERRED ENTITIES, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ASSETS OF THE TRANSFERRED ENTITIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Newpark as follows:

Section 4.1     Organization; Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business substantially as now being conducted, and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary.

Section 4.2     Authority Relative to this Agreement; Enforceability. Buyer has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, and to consummate the transactions contemplated by this Agreement and such other Transaction Documents in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Newpark Entities, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. As of the Closing, each of the Transaction Documents (other than this Agreement) will be duly and validly executed by Buyer (as applicable) and, assuming the due authorization, execution and delivery of such Transaction Documents by the Newpark Entities (as applicable), will constitute the valid, legal and binding agreement of Buyer (as applicable), enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 4.3     Consents and Approvals; No Violations. No Consent is required to be obtained from, or given to, any Governmental Entity on the part of Buyer for or in connection with the execution, delivery and performance by Buyer of this Agreement, and the other Transaction Documents to which Buyer is or will be a party, or the consummation by Buyer of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of the HSR Act and (ii) as set forth on Schedule 4.3. Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, and except as set forth on Schedule 4.3, neither the execution, delivery and performance of this Agreement by Buyer, and the other Transaction Documents to which Buyer is or will be a party, nor the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents will (A) conflict with or result in any breach, violation or infringement of any provision of the Governing Documents of Buyer, (B) result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, modification, cancellation or acceleration) or require the Consent of or other action by any Person under, any of the terms, conditions or provisions of any Contract or Order, arbitration award, judgment or decree or other instrument binding on Buyer, or (C) violate, in any material respect, any Law applicable to Buyer or any of its properties or assets.

Section 4.4     Financing.

(a)     Buyer has delivered to Newpark correct and complete copies of (i) the commitment letter, dated as of February 10, 2014, from the Investors to Buyer, pursuant to which the Investors have committed, subject to the terms and conditions thereof, to provide equity financing in the amounts set forth therein in connection with the transactions contemplated by this Agreement, and (ii) the commitment letter, dated as of February 10, 2014, from Fifth Third Bank (the “Lender”) to Buyer (the “Debt Financing Commitment Letter” and together with the letter referred to in clause (i) of this Section 4.4(a), the “Financing Commitments”), pursuant to which such financial institution has committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein in connection with the transactions contemplated by this Agreement (together with the equity financing referred to in clause (i) of this Section 4.4(a), the “Financing”).

(b)     Prior to the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and constitutes a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. The obligations to make the Financing available to Buyer pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. As of the date of this Agreement, (i) none of the Financing Commitments has been supplemented, modified or amended in any material respect, (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments and (iii) the commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded. Buyer (x) is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Buyer, in any of the Financing Commitments inaccurate in any material respect, (y) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Financing Commitments and (z) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated hereby will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. Subject to the terms and conditions of the Financing Commitments, the net proceeds of the Financing, if and when funded, together with other financial resources of Buyer including cash on hand, will in the aggregate provide Buyer with financing at Closing sufficient to satisfy all of Buyer’s obligations at Closing under this Agreement, including the consummation of the transactions contemplated by this Agreement upon the terms set forth herein, including the payment of the Purchase Price and all related fees and expenses associated with such transactions.

Section 4.5     Buyer Guaranty. The Buyer Guaranty is in full force and effect and is a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 4.6     Investment Representations.

(a)     The Transferred Interests being acquired by Buyer pursuant to this Agreement are solely for Buyer’s own account and for investment purposes only and Buyer has no present intention of distributing, selling, or otherwise disposing of such securities in connection with a distribution within the meaning of the Securities Act or the securities Laws of any state.

(b)     Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated pursuant to the Securities Act.

(c)     Buyer acknowledges and confirms that it understands that the investment in the Transferred Interests involves certain business and other risks and that Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Transferred Interests.

(d)     Buyer understands that the Transferred Interests have not been registered under the Securities Act or the applicable securities Laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities Laws or is exempt from such registration.

(e)     In connection with the acquisition of the Transferred Interests hereunder, Buyer has had the opportunity to examine the Transferred Entities, their operations, and their financial condition, and has had access to information with respect to the Transferred Entities and their businesses in order to make an evaluation thereof. In connection with the acquisition of the Transferred Interests hereunder, Buyer has had the opportunity to ask questions of and receive answers from directors, managers, officers, employees and representatives of the Newpark Entities and Transferred Entities concerning the Transferred Entities and to obtain additional information about the Transferred Entities in connection with Buyer’s evaluation thereof. The investment decision of Buyer to acquire the Transferred Interests has been based upon the evaluation made by Buyer of the Transferred Entities and the representations and warranties of Newpark in this Agreement. In evaluating the suitability of an investment in the Transferred Entities, Buyer has not been furnished and has not relied upon any representations or warranties (whether oral or written) other than the representations and warranties of Newpark contained in this Agreement.

(f)     BUYER HEREBY ACKNOWLEDGES (i) PRIOR RECEIPT OF THE WRITTEN MATERIALS TITLED DESCRIPTIVE MEMORANDUM DATED MAY 2013 AND MANAGEMENT PRESENTATION DATED AUGUST 2013, WHICH DESCRIPTIVE MEMORANDUM CONTAINS PROJECTIONS AND FORWARD LOOKING INFORMATION, AND (ii) EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT, THAT THE NEWPARK ENTITIES MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONTENTS OF THE DESCRIPTIVE MEMORANDUM.

Section 4.7     Brokers; Finders and Fees. Neither Buyer nor any of its Affiliates has employed or engaged any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, any of the other Transaction Documents, or the transactions contemplated by this Agreement or any of the other Transaction Documents, and no broker, finder or investment banker is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1     Access.

(a)     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Newpark Entities shall, and shall cause each of the Transferred Entities and their respective representatives to: (i) afford Buyer and its representatives reasonable access to the Books and Records, properties (real and personal), assets and designated personnel of the Transferred Entities; (ii) furnish Buyer and its representatives with such additional financial, operating, employment and other data and information within the control of the Newpark Entities or the Transferred Entities as Buyer or any of its representatives may reasonably request; and (iii) instruct the representatives of the Newpark Entities and the Transferred Entities to cooperate with Buyer in its investigation of the Transferred Entities and the Business; provided, however, that any such investigation shall be conducted during normal business hours after first obtaining the consent of Newpark, under the supervision of Newpark’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business. All information provided to Buyer and its representatives in accordance with this Agreement, including this Section 5.1, shall, prior to the Closing, be held by Buyer and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement. All requests for information made pursuant to this Section 5.1 shall be submitted or directed exclusively to Mark J. Airola of Newpark or such other individual as may be designated by Newpark. Prior to the Closing, without the prior written consent of Newpark, Buyer shall not, either directly or indirectly through its Affiliates and representatives, contact any of the following Persons to discuss the Transferred Entities or the transactions contemplated by this Agreement: (x) any of the Transferred Entities’ suppliers, vendors, lessors, or customers; and (y) the Texas Railroad Commission, Texas Commission on Environmental Quality, the Strategic Petroleum Reserve and Department of Energy (including former employees thereof), and Sandia National Laboratories.

(b)     Subject to Section 5.1(a) and Section 5.1(c), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Newpark Entities shall, and shall cause each of the Transferred Entities to, coordinate with Buyer to allow Buyer to conduct its review of the environmental condition of the assets of the Transferred Entities. Without limiting the generality of the immediately preceding sentence, subject to the provisions of any Leases, upon prior notice, the Newpark Entities shall permit, and shall cause the Transferred Entities to permit, Buyer and its representatives access to the Owned Real Property and Leased Real Property to perform Phase I environmental site assessment thereof, provided that neither Buyer nor its representatives may perform any Phase II environmental site assessment or any other invasive sampling, or testing (other than such assessments, sampling or testing initiated prior to the date of this Agreement) of any soil, groundwater or other environmental media without the prior written consent of Newpark.

(c)     BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE NEWPARK INDEMNITEES AND THE TRANSFERRED ENTITIES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LOSSES AND CLAIMS OF ANY TYPE OR CAUSE (UNLESS ARISING FROM THE NEGLIGENCE OF ANY NEWPARK ENTITY OR TRANSFERRED ENTITY), ARISING FROM THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS.

(d)     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Buyer shall comply in all material respects with all written rules, regulations, policies and instructions issued by any Transferred Entity and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any Owned Real Property or Leased Real Property, including any insurance requirements that any Transferred Entity may impose on contractors authorized to perform work on any property owned or operated by any Transferred Entity.

(e)     After the Closing, Buyer shall, and shall cause the Transferred Entities and each of their respective representatives to, afford Newpark and its representatives access, at reasonable times during normal business hours after first obtaining the consent of Buyer, to the books and records, work papers, account records, and related financial information of the Transferred Entities with respect to all Pre-Closing Tax Periods and furnish Newpark and its representatives with, and make designated personnel of Buyer and the Transferred Entities reasonably available to discuss, such additional financial, operating and other data and information as Newpark may reasonably request in order to prepare its Tax Returns and other documents, financial statements and reports required to be filed by it with, or in connection with any action, investigation or Tax examination by, any Governmental Entity. All requests for information made pursuant to this Section 5.1(e) shall be directed to a designated officer of Buyer or such other individual as may be designated by Buyer.

(f)     After the Closing, Newpark shall, and shall cause its Affiliates and each of their respective representatives to, afford Buyer, the Transferred Entities and their respective representatives access, at reasonable times during normal business hours after first obtaining the consent of Newpark, to the books and records, work papers, accounting records and related financial information of Newpark with respect to all Pre-Closing Tax Periods and furnish Buyer, the Transferred Entities and their respective representatives with, and make designated personnel of Newpark and its Affiliates reasonably available to discuss, such additional financial, operating and other data and information as Buyer may reasonably request in order to prepare the Final Closing Statement and the Final Net Working Capital, their Tax Returns and other documents, financial statements and reports reasonably related to the determination of the Final Purchase Price or required to be filed by them with, or in connection with any action, investigation or tax examination by, any Governmental Entity. All requests for information made pursuant to this Section 5.1(f) shall be directed to the Chief Financial Officer of Newpark or such other individual as may be designated by Newpark.

Section 5.2     Consents; Cooperation. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Newpark Entities shall, and shall cause the Transferred Entities to, give all notices, make all filings and use their commercially reasonable efforts to provide or obtain all Consents listed on Schedule 3.4. To the extent any such notice, filing or Consent is not obtained, made or given, as applicable, on or prior to the Closing, Newpark and Buyer shall cooperate reasonably with each other after the Closing to give such notice, make such filing and obtain such Consent as promptly as practicable.

Section 5.3     Regulatory Filings; Cooperation.

(a)     Each of Newpark and Buyer shall file, or cause to be filed, within ten (10) Business Days following the date of this Agreement with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated hereunder by the HSR Act, requesting early termination of the waiting period thereunder. Newpark and Buyer shall use commercially reasonable efforts to coordinate their initial filing of the notification and report form so that such filings are made simultaneously. Each of the Parties further agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII) and to cooperate with the other in connection with the foregoing, including using commercially reasonable efforts (i) to supply promptly any additional information or documentary material that may be requested by a Governmental Entity, including the DOJ or the FTC, (ii) to obtain all other Consents that are required to be obtained under any Law, (iii) to contest, resist, lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Entity, if any, and (v) to fulfill (but not waive) all conditions to this Agreement. Buyer and Newpark shall each pay, or reimburse the other, fifty percent (50%) of any filing fees in connection with the filings required under the HSR Act.

(b)     Further, and without limiting the generality of any provision in this Section 5.3, each of the Parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the obligations set forth in Section 5.3(a), (ii) inform the other Party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement, and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party to a Governmental Entity or received from a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove any references concerning the valuation of the Business and the Transferred Entities, and (y) as necessary to comply with contractual obligations. Each Party shall, subject to applicable Law, permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated by this Agreement. If a Party intends to participate in any substantive meeting or discussion, either in person or by telephone, with the FTC, DOJ or any other Governmental Entity in connection with the transactions contemplated by this Agreement, it shall give the other Party reasonable advance notice of, and the opportunity to participate in, such meeting or discussion.

(c)     Subject to the provisions of Section 5.3(d), Buyer shall take whatever action is reasonably necessary to (i) obtain the HSR Approval prior to the Termination Date, (ii) avoid, resist or resolve any objections that may be asserted by the FTC, DOJ or other Governmental Entity with respect to the transactions contemplated by this Agreement, and (iii) contest and resist any Legal Proceeding instituted or threatened to be instituted by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of any antitrust, competition or trade regulation Law, including agreeing with any Governmental Entity to take any or all of the following actions: (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Transferred Entities, Buyer or Offshore Cleaning Systems, LLC (“OCS”); (B) terminate, modify or extend any existing relationships and contractual rights and obligations of the Transferred Entities, Buyer or OCS; (C) establish or create any relationships and contractual rights and obligations of the Transferred Entities, Buyer or OCS; (D) terminate any relevant venture or other arrangement; or (v) effectuate any other change or restructuring of the Transferred Entities, Buyer or OCS (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, DOJ or other Governmental Entity) (each, a “Divestiture” and any such assets, businesses, relationships, contractual rights and obligations, ventures or other arrangements, “Divested Assets”). Buyer may condition any such agreement or action on the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall, subject to the provisions of Section 5.3(d), take such action as may be required by any federal or state court of the United States under any antitrust, competition or trade regulation Law, in any action brought by a Governmental Entity challenging the transactions contemplated by this Agreement as violative of any antitrust, competition or trade regulation Laws, including any one or more Divestitures, in order to avoid the entry of any preliminary or permanent injunction or other preliminary or permanent Order that would, under any antitrust, competition or trade regulation Law, restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, and in the event that any such permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Buyer shall, subject to the provisions of Section 5.3(d), take promptly such steps as necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation prior to the Termination Date. In the event that any Governmental Entity with the authority to clear or approve the transactions contemplated by this Agreement issues or is likely to issue an Order not clearing or approving such transactions under any antitrust, competition or trade regulation Law, Buyer shall, subject to the provisions of Section 5.3(d), take such action, including any one or more Divestitures, as may be necessary to avoid, resist, dissolve, reverse or resolve such action prior to the Termination Date. Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity to the extent, and only to the extent, relating to any Divestitures, provided that it shall allow Newpark to participate in each and every communication with Governmental Entities relating to any Divestitures.

(d)     The obligations of Buyer to undertake any Divestiture or other action pursuant to Section 5.3(c) above shall be subject to the provisions of this Section 5.3(d). In the event any Governmental Entity shall require a Divestiture in order to (i) obtain HSR Approval or (ii) avoid the entry of, or to effect the dissolution of, any permanent or preliminary injunction or other Order in any suit or proceeding under any antitrust, competition or trade regulation Law, (collectively, a “Governmental Consent”), the following terms shall be applicable:

(i)     If the Agreed Value of the Divested Assets is less than $4,000,000, Buyer shall assume all risks and responsibilities for such Divestiture as necessary in order to obtain the required Governmental Consent and the Purchase Price shall not be adjusted because of any required Divestiture.

(ii)     If the Agreed Value of the Divested Assets is equal to or greater than $4,000,000 and less than $10,000,000, Buyer shall assume all risks and responsibilities for such Divestiture as necessary in order to obtain the required Governmental Consent; provided, however, that the Purchase Price shall be reduced by the amount of the Agreed Value in excess of $4,000,000.

(iii)     If the Agreed Value of the Divested Assets is equal to or greater than $10,000,000, then Buyer shall have the option to terminate this Agreement and the transactions contemplated by this Agreement by providing Newpark written notice, within fifteen (15) days of the date upon which the Agreed Value of the Divested Assets is finally determined in accordance with this Section 5.3, of Buyer’s election to either continue with the transactions contemplated by this Agreement or to terminate this Agreement. If Buyer fails to timely provide such notice to Newpark, this Agreement shall be deemed to have been terminated, without any further action of any Party hereto, pursuant to Section 9.1(e) below. If Buyer timely notifies Newpark of Buyer’s election to continue with the transactions contemplated by this Agreement, Buyer shall assume all risks and responsibilities for such Divestiture as necessary in order to obtain the required Governmental Consent; provided, however, that the Purchase Price shall be reduced by the amount of $6,000,000.

(iv)     Notwithstanding anything to the contrary in this Section 5.3 or elsewhere in this Agreement, in no event shall Buyer be required to agree to or effect a Divesture of any of (A) the Big Hill Facilities, (B) the Fannett, Texas facilities, (C) the Port Fourchon, Louisiana facilities, (D) the Venice, Louisiana facilities, or (E) the Port Arthur, Texas facilities (each, a “Core Asset” and, collectively, the “Core Assets”) and, in the event that the FTC, DOJ, any federal or state court of the United States or any other Governmental Entity propose or instruct Buyer or the Transferred Entities to effect a Divestiture of any Core Asset, then Buyer shall have the option to terminate this Agreement and the transactions contemplated by this Agreement by providing Newpark written notice, within twenty (20) days of Buyer’s receipt of such proposal or instruction, of Buyer’s election to either continue with the transactions contemplated by this Agreement or to terminate this Agreement. If Buyer fails to timely provide such notice to Newpark, this Agreement shall be deemed to have been terminated, without any further action of any Party hereto, pursuant to Section 9.1(e) below. If Buyer timely notifies Newpark of Buyer’s election to continue with the transactions contemplated by this Agreement, Buyer shall assume all risks and responsibilities for such Divestiture as necessary in order to obtain the required Governmental Consent and the Purchase Price shall be reduced, if at all, in accordance with Sections 5.3(d)(i) through (iii) above.

(e)     For purposes of this Agreement, the “Agreed Value” of any Divested Asset shall be the amount equal to: (A) (x) the number obtained by dividing $100,000,000 by the LTM EBITDA multiplied by (y) the Divested Asset EBITDA (the “EBITDA Method”), or (B) if the Divested Asset is a property or asset of the Transferred Entities, Buyer or OCS for which the Parties reasonably determine that the EBITDA Method will not result in a fair determination of the Agreed Value, Buyer may calculate the Agreed Value utilizing a discounted cash flow analysis based upon the present value of the estimated future cash flows from such Divested Asset over a ten (10) year period beginning January 1, 2014 and ending December 31, 2023, using a discount rate of ten percent (10%) per annum (the “DCF Method”). If a Divestiture is required to obtain any necessary Governmental Consent, promptly following the determination that such Divestiture is required Buyer shall provide written notice to Newpark (a “Divestiture Notice”) which shall identify the proposed Divested Assets and set forth Buyer’s calculation of the Agreed Value relating to such assets. Newpark shall have ten (10) calendar days following the receipt of such Divestiture Notice to review the calculation of the Agreed Value. If Newpark and Buyer are unable to agree on the calculation of such Agreed Value, such dispute shall be resolved as follows: (i) if the Agreed Value was determined on the basis of the EBITDA Method, any such dispute shall be submitted to the Accounting Arbitrator selected in the manner provided in Section 2.4(e), and (ii) if the Agreed Value was determined on the basis of the DCF Method, any such dispute shall be submitted to a valuation expert mutually acceptable to Buyer and Newpark who shall determine the Agreed Value in accordance with the DCF Method. If Buyer and Newpark are unable to mutually agree upon a valuation expert within twenty (20) calendar days following the receipt of such Divestiture Notice, Newpark and Buyer shall each select a valuation expert, and the two valuation experts shall select a third valuation expert who will determine, on its own, the Agreed Value of such Divested Asset in accordance with the preceding sentence. Any costs and expenses of an Accounting Arbitrator or valuation experts shall be shared equally by Newpark and Buyer.

(f)     For purposes hereof, “Divested Asset EBITDA” shall mean the net income of the Divested Asset plus interest expense, federal, state and local taxes based on income, depreciation and amortization of the Divested Asset for the twelve month period ended December 31, 2013 as reflected in the Annual Financial Statements and the accounting records used in the preparation of such financial statements, less the amount of general and administrative expenses allocable to such Divested Asset in proportion to the relative revenue contributions of the Divested Asset during such period to the extent not otherwise taken into account in the determination of the net income of the Divested Asset.

(g)     For purposes of this Agreement, “LTM EBITDA” means, subject to the adjustments below, an amount equal to the combined net income, calculated in accordance with GAAP consistently applied, plus interest expenses, federal, state and local taxes based on income, depreciation and amortization of the Transferred Entities for the twelve (12) calendar month period ending December 31, 2013. In calculating the LTM EBITDA, the Parties agree to the following adjustments: (A) asset impairments and similar non-cash charges shall be disregarded; and (B) any extraordinary, non-recurring and unusual gains, losses, or expenses on sales of assets or businesses shall be disregarded.

(h)     From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, the Parties shall use their commercially reasonable efforts to not take any action that could reasonably be expected to hinder or delay the obtaining of any HSR Approval.

Section 5.4     Further Assurances. If at any time after the Closing any further reasonable action is necessary or desirable to carry out the purposes and intents of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE VIII).

Section 5.5     Conduct of Business.

(a)     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as otherwise specifically required under this Agreement, required by Law, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Newpark Entities shall cause each of the Transferred Entities to:

(i)     conduct the Business in the Ordinary Course of Business; and

(ii)     use commercially reasonable efforts to maintain and preserve intact the Transferred Entities’ respective business organizations and goodwill, keep available the services of their respective present officers and employees, and preserve the goodwill and business relationships with customers, suppliers, lessors, licensors, Governmental Entities and others having business relationships with them.

(b)     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as otherwise specifically required under this Agreement or required by Law, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Newpark Entities shall not cause, authorize or permit the Transferred Entities to take any of the following actions:

(i)     amend or propose to amend their respective Governing Documents, split, subdivide, combine or reclassify their outstanding equity interests, or purchase, redeem or otherwise acquire or dispose directly or indirectly any equity interests or securities of any Transferred Entity;

(ii)     issue, sell, transfer, pledge, dispose of, encumber or agree to issue, sell, transfer, pledge, dispose of, or encumber, any equity securities, or any options, warrants or rights of any kind with respect thereto;

(iii)     sell, assign, transfer, lease, license, pledge, dispose of or encumber (including by the imposition of a Lien, other than a Permitted Lien) any assets, properties (whether real, personal, tangible or intangible), rights or businesses, other than sales or dispositions of assets in the Ordinary Course of Business consistent with past practice that do not constitute a sale of a business, product line, business unit or business operation;

(iv)     enter into any transaction for, or make, any acquisition of or investment in any businesses, material assets, product lines, business units, business operations, stock or other properties, other than acquisitions in the Ordinary Course of Business;

(v)     adopt, enter into, terminate or amend any employment, bonus, severance, profit sharing, incentive, special pay arrangement or other similar arrangements or agreements with any employee except (A) as required by applicable Law, (B) as required by contractual arrangements in effect as of the date of this Agreement, or (C) as required by Section 6.2(g);

(vi)     increase the compensation or benefits of any Transferred Employee, except (A) as required pursuant to contractual arrangements in effect as of the date of this Agreement, or (B) as required by applicable Law;

(vii)     adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of any of the Transferred Entities;

(viii)     settle, release, waive or compromise any material Legal Proceeding or settle, release, waive or compromise any material right or claim;

(ix)     make any change to an accounting method for Tax purposes for any of the Transferred Entities or make any Tax election for any Transferred Entity other than in accordance with past practice, except in each case as required by GAAP or applicable Law;

(x)     except as may be required as a result of a change in Law or in GAAP, change any of the financial accounting principles or practices of the Transferred Entities;

(xi)     make any single capital expenditure or commitment in excess of $100,000, or aggregate capital expenditures and commitments in excess of $250,000 (on a consolidated basis), including such capital expenditures for additions to property or equipment;

(xii)     incur any Indebtedness or make any loans or equity investments;

(xiii)     cancel, delay or postpone any capital expenditure;

(xiv)     enter into any Contract which would constitute a Material Contract, or terminate or waive any material provision of, amend or otherwise modify any material provision of, a Material Contract; and

(xv)     authorize any of, or commit to do or enter into any binding Contract with respect to any of the foregoing actions in this Section 5.5(b).

Notwithstanding anything in this Section 5.5 to the contrary, Newpark and its Subsidiaries shall have the right, prior to the Closing, to remove from any Transferred Entity all cash and cash equivalents (other than restricted cash) in the manner as determined by Newpark (including by means of dividends, the creation or repayment of intercompany debt or otherwise.

Section 5.6     Notification of Certain Matters; Supplement to Newpark Disclosure Schedule. Prior to the Closing, each Party shall give prompt written notice to the other Parties of (a) any development or event that would cause any of the conditions set forth in Section 7.1 to not be satisfied, (b) any failure by such Party to comply with or satisfy any covenant, agreement or condition to the Closing to be complied with or satisfied by it under this Agreement or (c) any development or event that would cause any of the representations and warranties of such Party set forth in this Agreement to not be true and correct in all respects at and as of the Closing as though such representations and warranties had been made at and as of the Closing (except for representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time). In the case of any matter disclosed by the Newpark Entities pursuant to clause (c) of the immediately preceding sentence, (i) if the development or event (individually or collectively with all other such developments and events) would not cause the condition set forth in Section 7.2(a) to not be satisfied, then the notice delivered by the Newpark Entities pursuant to this Section 5.6 shall be deemed to have amended the Newpark Disclosure Schedule, to have qualified the representations and warranties of Newpark contained in ARTICLE III, and to have cured any breach thereof that otherwise might have existed under this Agreement by reason of such disclosed development or event, and (ii) if the development or event (individually or collectively with all other such developments and events) would cause the condition set forth in Section 7.2(a) to not be satisfied, then the notice delivered by the Newpark Entities pursuant to this Section 5.6 shall not be deemed to have amended the Newpark Disclosure Schedule in any respect, nor to have qualified or otherwise impacted in any respect the representations and warranties of Newpark contained in ARTICLE III, nor to have cured or otherwise diminished any breach thereof that might exist under this Agreement by reason of such disclosed development or event.

Section 5.7     Non-Competition; Non-Solicitation.

(a)     For the period commencing on the Closing Date and ending on the earlier of (i) the fifth anniversary of the Closing Date or (ii) a Newpark Change of Control (the “Restricted Period”) neither Newpark nor any of its Subsidiaries shall, except as permitted by this Section 5.7(a), engage in the business of providing environmental services in the United States (including the States of Alabama, Mississippi and Texas, and each of the Louisiana parishes listed on Schedule 5.7(a)) or the Gulf of Mexico, including any waste management, collection, receiving, transferring, processing or disposal services that are, in any material respect, similar to or competitive with, the Business as being conducted by the Transferred Entities on the Closing Date (the “Covered Business”). This Section 5.7(a) shall cease to be applicable to any Person at such time as it is no longer an Affiliate or Subsidiary of Newpark.

(b)     Notwithstanding the provisions of Section 5.7(a), nothing in this Agreement shall preclude, prohibit or restrict Newpark or any of its Affiliates or Subsidiaries from (i) acquiring, owning or holding up to 5% of the outstanding securities of any entity whose securities are listed and traded on a national securities exchange or market or any securities required to be registered under the Securities Exchange Act of 1934; or (ii) engaging in any manner in any business activity that would otherwise violate this Section 5.7 that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with Newpark or a Subsidiary of Newpark at any time during the Restricted Period (an “Acquired Company”); provided, that, if the aggregate consolidated revenues of the Acquired Business or the Acquired Company attributable to the Covered Business for the fiscal year ending prior to the completion of such purchase or acquisition is in excess of 5% of the consolidated revenues of Newpark and its Subsidiaries for the fiscal year ending prior to such purchase or acquisition (the “Divestiture Threshold”), then, as soon as promptly practicable, Newpark or such Subsidiary shall dispose of all or a portion of the Acquired Business or the Acquired Company that comprises the Covered Business so that the aggregate consolidated revenues for the fiscal year ending prior to the completion of such purchase or acquisition of the remaining portion of the Acquired Business or the Acquired Company that comprises the Covered Business shall be less than the Divestiture Threshold.

(c)     During the Restricted Period, neither Newpark nor any of its Subsidiaries shall, directly or indirectly, (i) solicit for employment or employ any of the individuals listed on Schedule 5.7(c) or (ii) solicit for employment or employ any Transferred Employee (other than the individuals listed on Schedule 5.7(c)); provided, however, that this clause (ii) shall not prohibit Newpark or any of its Subsidiaries from making general solicitations not specifically targeted at any Transferred Employees or from employing persons (other than the individuals listed on Schedule 5.7(c)) who respond to such general solicitations, or from employing or hiring any person (other than the individuals listed on Schedule 5.7(c)) who initiates discussions regarding employment without any solicitation by Newpark or any of its Subsidiaries.

(d)     During the Restricted Period, neither Newpark nor any of its Subsidiaries shall, directly or indirectly, (i) influence or attempt to influence any customers, distributors or suppliers of any of the Transferred Entities to divert their business to any competitor of the Transferred Entities or in any way interfere with the relationship between any such customer, distributor or supplier and the Transferred Entities (including any senior management member of Newpark or any of its Subsidiaries making any disparaging or negative statements or communications about the Transferred Entities), or (ii) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, or other business associate of any of Transferred Entities from maintaining the same business relationships with the Transferred Entities after the Closing as it maintained with the Transferred Entities prior to the Closing.

(e)     Each Newpark Entity agrees and acknowledges that: (i) the provisions of this Section 5.7 do not impose a greater restraint than is necessary to protect the goodwill, Confidential Information or other business interests of the Transferred Entities; (ii) such provisions contain reasonable limitations as to time, geographical area and scope of activity to be restrained; (iii) the consideration provided under this Agreement, including any amounts or benefits provided under ARTICLE II, is sufficient to compensate such Newpark Entity for the restrictions contained in this Section 5.7; and (iv) in any Legal Proceeding that may arise out of or relate to the provisions of this Section 5.7, the Newpark Entities will have the burden of proving that the non-competition covenants contained herein do not meet the criteria set forth in Texas Business and Commerce Code § 15.50 et seq. Each Newpark Entity agrees that it will not assert that, and it should not be considered that, any provision of this Section 5.7 is otherwise void, voidable or unenforceable or should be voided or held unenforceable. It is the intention of the Parties that, if any court, arbitrator or tribunal construes any provision or clause of this Section 5.7 to be illegal, void or unenforceable because of the duration of such provision or the area or subject matter covered thereby, such court, arbitrator or tribunal shall reduce the duration, area, or subject matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(f)     Each Newpark Entity agrees and acknowledges that (i) any breach by it of any of the provisions contained in this Section 5.7 would cause irreparable damage to Buyer and the Transferred Entities for which monetary damages and other remedies at law may not be adequate, and (ii) Buyer and the Transferred Entities will be entitled to seek a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 5.7 or to require such Newpark Entity to perform its obligations under this Section 5.7, which right to equitable or extraordinary relief will not be exclusive of, but will be in addition to, all other remedies to which Buyer and the Transferred Entities may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages). The agreement of each Newpark Entity contained in this Section 5.7 is given as an inducement to, and as part of the consideration for, Buyer’s purchase of the Acquired Interests under this Agreement.

Section 5.8     Press Releases and Public Announcement. Except as required by a court of competent jurisdiction or applicable Law, including applicable securities laws, regulations and listing standards of any securities exchange, none of the Parties nor any of their respective Affiliates shall, without the prior consent of the other Parties (which shall not be unreasonably withheld or delayed), make any public announcement or press release with respect to the transactions contemplated by this Agreement; provided that Buyer and its Affiliates (i) are permitted to report and disclose the terms and status of this Agreement and the transactions contemplated hereby to their current and prospective investors, members, partners, equityholders and professional advisors, so long as such Persons are informed by Buyer or its Affiliates of the confidential nature of such information and are directed to treat such information confidentially, and (ii) after the Closing, shall be permitted to disclose the consummation of the transactions contemplated hereby on their websites and otherwise in the ordinary course of their business from and after the Closing.

Section 5.9     Tax Matters.

(a)     Filing Responsibility. Newpark shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Transferred Entities after the Closing Date with respect to a Pre-Closing Tax Period other than with respect to a Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Newpark to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least forty (40) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Newpark in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Newpark shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Newpark are unable to reach such agreement within ten (10) days after receipt by Newpark of such notice, the disputed items shall be resolved by the Accounting Arbitrator and any determination by the Accounting Arbitrator shall be final. The Accounting Arbitrator shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Arbitrator is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as modified by Buyer and then amended to reflect the Accounting Arbitrator’s resolution. The costs, fees and expenses of the Accounting Arbitrator shall be borne equally by Buyer and Newpark. The preparation and filing of any Tax Return of a Transferred Entity for a Straddle Period or a Post-Closing Tax Period shall be exclusively within the control of Buyer.

(b)     Cooperation. Each Party will cooperate fully in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file, or cause to be filed, with respect to the Transferred Entities, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, inquiry or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to testify in any such audit, inquiry or other proceeding. The Party requesting cooperation under this Section 5.9(b) will pay the reasonable out-of-pocket expenses of the other Party. Each Party will cooperate with the other Party in connection with any Tax Claim, including keeping the other Party informed of the receipt of notice or status of any such Tax Claim.

(c)     Straddle Periods. In the case of any Straddle Period of the Transferred Entities, the amount of Taxes allocable to Newpark for purposes of this Agreement will, with respect to ad valorem or similar property taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period, and, with respect to all other Taxes, will be determined by closing the books of the Transferred Entities as of the taxable year ended on and including the Closing Date.

(d)     Transfer Taxes. Any Transfer Taxes arising from the sale of the Acquired Interests shall be borne equally by Buyer on the one hand, and the Newpark Entities on the other.

(e)     Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Transferred Entities shall be terminated prior to the date of this Agreement, and, after the Closing, neither Buyer nor the Transferred Entities will be bound thereby or have any liability thereunder.

(f)     Tax Indemnification. Newpark will defend, indemnify and hold Buyer harmless from and against and be liable for all Damages arising out of or related to any and all Taxes (i) of the Transferred Entities for all Pre-Closing Tax Periods, (ii) of any member of an affiliated, consolidated, combined or unitary group of which any of the Transferred Entities is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) relating to any Deferred Tax Liability, and (iv) any Person (other than a Transferred Entity) imposed on any of the Transferred Entities for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by applicable Law, Contract or otherwise; provided, however, Newpark’s liability for Damages arising out of or related to Taxes under this Section 5.9(f) shall be reduced, dollar for dollar, to the extent that any Taxes to which such Damages relate were included in current liabilities of the Transferred Entities for purposes of determining the Final Net Working Capital. In the event of any conflict between the terms of this Section 5.9(f) and the terms of ARTICLE VIII with respect to any matter described in the immediately preceding sentence, the terms of this Section 5.9(f) shall control; provided, that any liability of Newpark for indemnification under this Section 5.9 shall be limited to the Cap of $8,000,000 as provided in Section 8.2(b)(ii).

(g)     Contests. Buyer agrees to give written notice to Newpark within twenty (20) days of the receipt of any written notice by a Transferred Entity, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Buyer pursuant to this Section 5.9 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder for such Tax Claim except to the extent (and only to the extent) Newpark has been actually prejudiced by such failure to comply. Buyer shall control the contest or resolution of any Tax Claim, provided, however, that Buyer shall obtain the prior written consent of Newpark (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Newpark shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Newpark. In the event of any conflict between the terms of this Section 5.9(g) and the terms of ARTICLE VIII with respect to any matter arising out of or relating to a Tax Claim (including the defense and settlement thereof), the terms of this Section 5.9(g) shall control.

(h)     Tax Treatment of Indemnification Payments. Any indemnification payment pursuant to this Section 5.9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(i)     Survival. The provisions of this Section 5.9 shall survive for the full period of all applicable statutes of limitations plus sixty (60) days.

Section 5.10     Labor Matters.

(a)     Following the Closing until ninety (90) days thereafter, neither Buyer, the Transferred Entities nor any Affiliates thereof shall cause any “employment losses” (as that term is defined in the WARN Act) that would give rise to any obligations or liabilities of Newpark or its Affiliates under the WARN Act or any similar state or local Law.

(b)     Newpark and Buyer shall reasonably cooperate in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant Governmental Entities concerning the transactions contemplated by this Agreement.

Section 5.11     No Shop. From and after the date hereof until the earlier of the termination of this Agreement or the Closing Date, Newpark shall not, and shall cause its Affiliates (including the other Newpark Entities and the Transferred Entities) and the directors, officers, employees, representatives and agents of Newpark and its Affiliates not to, do any of the following, directly or indirectly, with or for the benefit of any third party (other than Buyer regarding the transactions contemplated by this Agreement): (i) discuss, negotiate, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or other entity, any transaction (or series of transactions) involving a merger, consolidation, reorganization, recapitalization, transfer, sale, conveyance, business combination, purchase or disposition of (A) all or any portion of the Business or all or any substantial portion of the assets or properties of the Transferred Entities, or (B) any membership, partnership or other equity interest in any of the Transferred Entities (any such transaction, an “Acquisition Transaction”), or (ii) facilitate, engage in, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers from any third party in respect of an Acquisition Transaction. Should any Newpark Entity or any Transferred Entity or any of their respective representatives or agents receive any inquiry, proposal or offer regarding any Acquisition Transaction from and after the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Newpark Entities shall, subject to any agreements of confidentiality, promptly (and in any case within one Business Day) inform Buyer of such inquiry, proposal or offer, the terms thereof, and the name of the Person making such inquiry, proposal or offer.

Section 5.12     Intercompany Accounts. At or prior to the Closing, the Newpark Entities shall cause all intercompany accounts between the Transferred Entities, on one hand, and Newpark and its other Affiliates, on the other hand, to be fully settled or otherwise eliminated.

Section 5.13     Termination of Intercompany Agreements. The Newpark Entities shall cause all Contracts, including all obligations to provide goods, services or other benefits, between Newpark and/or any of its Subsidiaries (other than any Transferred Entity), on the one hand, and any of the Transferred Entities, on the other hand, to be terminated effective as of or at a time prior to the Closing without any party thereto having any continuing obligation to the other, except for the Contracts listed in Schedule 5.13.

Section 5.14     Use of Names, etc.   Within 60 days after the Closing Date, Buyer shall cause the Transferred Entities to file amendments to their Governing Documents with the applicable Governmental Entities changing the names of the Transferred Entities to names that do not include the word “Newpark” or any name confusingly or misleadingly similar thereto, such amendments to be effective as soon as practicable following the filing dates thereof. For the avoidance of doubt, Buyer and its Affiliates may use the name “Newpark,” the word “NES” and all other Trademarks owned or licensed by Newpark or its Affiliates (other than the Transferred Entities) and used in connection with the Business as of the Closing on any materials distributed or available to customers until the earlier of (i) 180 days (30 days with respect to the name “Newpark”) after the Closing Date or (ii) the exhaustion of inventory in existence as of the Closing Date, subject to applicable Law, in each case, in a mutually agreed transitional manner. Thereafter, Buyer shall not use such Trademarks, other than (i) in a neutral, non-trademark sense to discuss the history of the Business, or (ii) as required by applicable Law.

Section 5.15     Buyer Financing.

(a)     Buyer shall use its commercially reasonable efforts to arrange the Financing as promptly as practicable, on substantially the terms and conditions described in the Financing Commitments, including using commercially reasonable efforts to (i) negotiate and finalize definitive agreements with respect to the Financing substantially on the terms and conditions contained in the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements that are within the control of Buyer (or any Affiliate of Buyer) and (iii) comply with its obligations under the Financing Commitments. In the event any portion of the Financing becomes unavailable from any of the counterparties to the Financing Commitments on substantially the terms and conditions contemplated in the Financing Commitments, and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Buyer shall promptly notify Newpark and shall use its commercially reasonable efforts to arrange and obtain alternative financing from alternative sources on terms substantially similar to those contained in the Financing Commitments that will still enable Buyer to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, but no later than the Termination Date. Buyer shall deliver to Newpark true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing. Buyer shall promptly provide Newpark with true, complete and correct copies of any amendment, replacement, supplement or other modification or waiver of the Financing Commitments or any definitive agreement relating to the Financing and shall keep Newpark reasonably apprised of material developments relating to the Financing. Without limiting the generality of the foregoing, Buyer shall give Newpark prompt notice (x) of any material breach or default under any Financing Commitment or any definitive agreement related to the Financing by any party thereto of which Buyer becomes aware and (y) of the receipt of any written notice or other written communication, in each case from any Financing source with respect to any actual or potential breach, default, termination or repudiation of any provisions of any Financing Commitment or any definitive agreement related to the Financing by any party thereto.

(b)     From and after the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Newpark Entities shall, and shall cause the Transferred Entities and their representatives to, provide such cooperation as may be reasonably requested by Buyer to assist Buyer and its Affiliates and representatives in connection with the arrangement of the Financing, including (i) providing to Buyer from time to time information regarding the Transferred Entities and their industry reasonably requested by the Lender and assisting with the identification of any portion of such information that constitutes material non-public information and, upon the reasonable request of Buyer, using commercially reasonable efforts to update any such information, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with the Financing, (iii) as promptly as practicable, furnishing Buyer and its Financing sources information reasonably requested by any of them, (iv) permitting the Lender to evaluate the Transferred Entities’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and establishing bank and other accounts in connection with the foregoing, and (v) as of the Closing Date, taking all corporate actions reasonable necessary to authorize the consummation of the Financing; provided that, notwithstanding anything to the contrary contained in this Section 5.15(b), nothing in this Section 5.15(b) shall require any cooperation to the extent that it would (A) require any Newpark Entity or any Transferred Entity, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment, financing or other fees or reimburse any expenses with respect to the Financing or (B) require any Transferred Entity to take any action with respect to the Financing that is not contingent upon the Closing (including the entry into any agreement). Buyer shall, upon request by Newpark, promptly reimburse Newpark for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorney’s fees) incurred by any Newpark Entity or Transferred Entity in connection with the cooperation contemplated by clause (ii) of this Section 5.15(b) and shall indemnify and hold harmless each Newpark Entity, each Transferred Entity and each of their respective officers, directors, employees, agents, Affiliates and representatives from and against any and all Damages suffered or incurred by any of them of any type in connection with the arrangement or consummation of the Financing except with respect to any such Damages resulting from the gross negligence or willful misconduct of such indemnified party.

Section 5.16     Insurance.  Notwithstanding the fact that insurance coverage for the Transferred Entities and the Business under insurance policies of Newpark and its Affiliates shall terminate as of the Closing, following the Closing, the Transferred Entities may bring claims under and against all such policies that are occurrence-based (rather than claim-based) policies if the events underlying such claims occurred prior to the Closing.

Section 5.17     Litigation Support.  After the Closing, in the event and for so long as either Party actively is contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Transferred Entities, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE VIII).

Section 5.18     Confidentiality. After the Closing, the Newpark Entities and their Affiliates shall treat and hold as confidential all information concerning the Business and the Transferred Entities that is not already generally available to the public (“Confidential Information”) and refrain from using any of the Confidential Information in a manner that would violate the provisions of Section 5.7(a). In the event that any Newpark Entity or any of their respective Affiliates is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Newpark Entity or Affiliates will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.18. If, in the absence of a protective order or the receipt of a waiver hereunder, such Newpark Entity or Affiliate is legally required to disclose any Confidential Information, it may disclose the required Confidential Information to the requesting authority; provided, however, that such Newpark Entity or Affiliate shall, at the Buyer’s expense, use commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

Section 5.19     Accounts Receivable. No later than two Business Days prior to Closing, Newpark shall deliver Schedule 5.19, which shall set forth a complete and correct list of all accounts receivable included in the calculation of the Estimated Net Working Capital (the “Closing Date Receivables”). The list of the Closing Date Receivables may be revised in connection with the determination of the Final Net Working Capital. Buyer shall cause the Transferred Entities to use commercially reasonable efforts to collect the Closing Date Receivables for a period of not less than one hundred twenty (120) days after the Closing Date. If collections by the Transferred Entities with respect to the Closing Date Receivables during the one hundred twenty (120) day period following the Closing Date are less than the amount of the Closing Date Receivables (such deficit being referred to as the “Uncollected Receivables Amount”), the Newpark Entities shall pay to Buyer an amount equal to the Uncollected Receivables Amount within ten (10) days of written demand by Buyer. Buyer’s right to recover the Uncollected Receivables Amount from the Newpark Entities shall not be subject to the provisions of ARTICLE VIII or the Cap, Basket or any other limitations of liability set forth therein. Any such payment shall be deemed an adjustment to the Purchase Price. Subject to the final sentence of this Section 5.19, upon receiving payment for the Uncollected Receivables Amount, Buyer shall cause the Transferred Entities to assign such uncollected Closing Date Receivables to the Newpark Entities. If Buyer or any Transferred Entity thereafter receives payment on any such uncollected Closing Date Receivables for which Buyer has previously received payment pursuant to this Section 5.19, Buyer shall promptly pay to the Newpark Entities the amount received by Buyer or any Transferred Entity for such uncollected Closing Date Receivable. Upon assignment of any such uncollected Closing Date Receivables to the Newpark Entities, the Newpark Entities shall have the right to seek collection of any such Closing Date Receivables. Notwithstanding anything to the contrary in this Section 5.19, if Buyer does not wish to assign to the Newpark Entities any (or all) of the uncollected Closing Date Receivables, it may elect to not do so, in which case the Newpark Entities will not be required to pay Buyer for such (but only such) uncollected Closing Date Receivables that are not assigned.

Section 5.20     Financial Assurances. No later than one (1) Business Day after the Closing Date, Buyer shall, at its sole cost and expense, submit filings with the appropriate Governmental Entities regarding the substitution of Financial Assurances obtained by Buyer for all Newpark Financial Assurances identified on Schedule 3.5(i). Such substitution shall include the assumption by Buyer or the Transferred Entities of, and the full and complete release of all Newpark Entities and their Affiliates (other than the Transferred Entities) under, all Newpark Financial Assurances and any underlying credit support obligations and shall be in form and substance reasonably satisfactory to the Newpark Entities. The Newpark Entities shall cooperate with Buyer in good faith in preparing and making all such filings.

Section 5.21     Mississippi Real Property Option.

(a)     At Closing, Newpark shall grant Buyer the exclusive option to purchase (the “Mississippi Real Property Option”), on the terms and subject to the conditions set forth in this Section 5.21, from NES Mississippi (or any other applicable Affiliate of Newpark), at a price of one dollar ($1.00) (the “Option Price”), the real property more particularly described on Schedule 5.21(a) (the “Mississippi Real Property”). Newpark shall deliver to Buyer at Closing a recordable instrument containing the Mississippi Real Property Option in a form mutually agreed to by Buyer and Newpark, incorporating the terms and conditions of this Section 5.21 and meeting the requirements of Mississippi law. Buyer shall have the right, but not the obligation, to exercise the Mississippi Real Property Option in its sole discretion by giving written notice to Newpark (the “Option Notice”) at any time during the twelve (12) months following the Closing Date (the “Option Period”).

(b)     Buyer may, in its sole discretion, elect to terminate the Mississippi Real Property Option by written notice to Newpark any time prior to the expiration of the Option Period and in such event shall have no obligation or Liability whatsoever relating to or arising out of the Mississippi Real Property Option. If Buyer delivers the Option Notice to Newpark, but fails, for any reason, to consummate the Mississippi Real Property Option on or prior to the Option Closing Date determined in accordance with Section 5.21(c), then the Mississippi Real Property Option will be deemed to have terminated on such Option Closing Date.

(c)     The closing of the purchase of the Mississippi Real Property pursuant to the Mississippi Real Property Option (the “Option Closing”) shall take place at the offices of Newpark on a date mutually agreed to by Buyer and Newpark, which date (the “Option Closing Date”) shall be as promptly as practicable following delivery of the Option Notice and, unless otherwise mutually agreed upon by Buyer and Newpark, shall be not later than 90 calendar days after the date the Option Notice is received by Newpark. At the Option Closing, (i) NES Mississippi shall (or Newpark shall cause any other applicable Affiliate of Newpark to) deliver to Buyer (or any other designated Affiliate of Buyer) a special warranty deed in a form mutually acceptable to NES Mississippi and Buyer conveying the Mississippi Real Property to Buyer or its designated Affiliate in exchange for payment of the Option Price. The Mississippi Real Property shall be conveyed subject to all restrictions, reservations, encumbrances, easements, rights-of-way, outstanding royalty and mineral interests, covenants, conditions, physical encroachments or overlaps and other matters relating to the Mississippi Real Property as reflected in the Official Public Records of Real Property of Quitman County, Mississippi, or as would be revealed by a true and correct survey of the Mississippi Real Property or physical inspection thereof.

(d)     In the event that Buyer elects to exercise the Mississippi Real Property Option, Newpark, NES Mississippi (or any other Affiliate of Newpark transferring the Mississippi Real Property) shall as of the Option Closing Date, on a joint and several basis: (i) represent and warrant to Buyer in a writing acceptable to Buyer (A) that the transferor has good and marketable title to the Mississippi Real Property, free and clear of all Liens, other than Permitted Liens, and such other matters as provided in Section 5.21(c) above, and (B) that such transferor has full power, authority and legal capacity to transfer the Mississippi Real Property.

(e)     From the date of this Agreement until the earlier of the Option Closing or the expiration of the Option Period, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Newpark shall not cause, authorize or permit NES Mississippi to sell or transfer the Mississippi Real Property. During the Option Period, Newpark shall cooperate with Buyer to allow Buyer to update its evaluation of the Mississippi Real Property, including providing Buyer reasonable access to the Mississippi Real Property, and provide Buyer copies of any documents or reports held by Newpark regarding the Mississippi Real Property.

Section 5.22     Bayou Choctaw Option.

(a)     At Closing, Newpark shall grant Buyer the exclusive option to purchase (the “Bayou Choctaw Option”), on the terms and subject to the conditions set forth in this Section 5.22, from Newpark (or any other applicable Affiliate of Newpark), at a price of one dollar ($1.00) (the “BC Option Price”), all mineral rights reserved by NES in that certain Cash Sale more particularly described in item 9.f. of Schedule 3.9(a) (the “BC Mineral Estate”). If necessary, Newpark shall deliver to Buyer at Closing a recordable instrument containing the Bayou Choctaw Option in a form mutually agreed to by Buyer and Newpark, incorporating the terms and conditions of this Section 5.22 and meeting the requirements of Louisiana law. Buyer shall have the right, but not the obligation, to exercise the Bayou Choctaw Option in its sole discretion by giving written notice to Newpark (the “BC Option Notice”) at any time during the twelve (12) months following the Closing Date (the “BC Option Period”).

(b)     Buyer may, in its sole discretion, elect to terminate Bayou Choctaw Option by written notice to Newpark any time prior to the expiration of the BC Option Period and in such event shall have no obligation or Liability whatsoever relating to or arising out of the Bayou Choctaw Option. If Buyer delivers the BC Option Notice to Newpark, but fails, for any reason, to consummate the Bayou Choctaw Option on or prior to the BC Option Closing Date determined in accordance with Section 5.22(c), then the Bayou Choctaw Option will be deemed to have terminated on such BC Option Closing Date.

(c)     The closing of the purchase of the BC Mineral Estate pursuant to the Bayou Choctaw Option (the “BC Option Closing”) shall take place at the offices of Newpark on a date mutually agreed to by Buyer and Newpark, which date (the “BC Option Closing Date”) shall be as promptly as practicable following delivery of the BC Option Notice and, unless otherwise mutually agreed upon by Buyer and Newpark, shall be not later than 90 calendar days after the date the BC Option Notice is received by Newpark. At the BC Option Closing, (i) Newpark shall (or Newpark shall cause any other applicable Affiliate of Newpark to) deliver to Buyer (or any other designated Affiliate of Buyer) an assignment in a form mutually acceptable to Newpark and Buyer conveying the BC Mineral Estate to Buyer or its designated Affiliate in exchange for payment of the BC Option Price. The BC Mineral Estate shall be conveyed subject to all restrictions, reservations, encumbrances, easements, rights-of-way, outstanding royalty and mineral interests, covenants, conditions, physical encroachments or overlaps and other matters relating to the BC Mineral Estate as reflected in the Official Public Records of Real Property of West Baton Rouge Parish, Louisiana.

(d)     In the event that Buyer elects to exercise the Bayou Choctaw Option, Newpark, or any other Affiliate of Newpark transferring the BC Mineral Estate shall as of the BC Option Closing Date, on a joint and several basis: (i) represent and warrant to Buyer in a writing acceptable to Buyer (A) that the transferor has good and marketable title to the BC Mineral Estate, free and clear of all Liens, other than Permitted Liens, and such other matters as provided in Section 5.22(c) above, and (B) that such transferor has full power, authority and legal capacity to transfer the BC Mineral Estate.

(e)     From the date of this Agreement until the earlier of the BC Option Closing or the expiration of the BC Option Period, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Newpark shall not, except as provided in Section 7.2(f), cause or authorize any sale or transfer of the BC Mineral Estate, or any royalty or other interest related thereto, nor enter into any mineral lease or other agreement granting rights to the BC Mineral Estate. During the BC Option Period, Newpark shall cooperate with Buyer to allow Buyer to update its evaluation of the BC Mineral Estate, including providing Buyer reasonable access to the BC Mineral Estate, and provide Buyer copies of any documents or reports held by Newpark regarding the BC Mineral Estate.

ARTICLE VI
EMPLOYEE MATTERS

Section 6.1     Employees and Compensation.

(a)     Newpark shall update Schedule 3.11(a) as of two (2) Business Days prior to the Closing Date to reflect the Employees and Transferred Employees as of the Closing Date. To the extent permitted by applicable Law, copies of all personnel records maintained by the Newpark Entities and their Affiliates with respect to Transferred Employees shall be provided to Buyer promptly after Closing.

(b)     Subject to any Actively at Work requirements under or related to any Buyer Benefit Plans, from the Closing Date through the first anniversary of the Closing Date, Buyer shall provide, or shall cause the Transferred Entities to provide, the Transferred Employees with: (i) base salary or hourly wages that are substantially similar to the base salary or hourly wages provided by Newpark and its Affiliates as of the date of this Agreement; (ii) target bonus opportunities (excluding equity-based compensation), if any, that are substantially similar to the target bonus opportunities (excluding equity-based compensation) provided by Newpark and its Affiliates as of the date of this Agreement or, to the extent such bonus opportunities have not been established for the 2014 calendar year, the target bonus opportunities that were made available for the 2013 calendar year; and (iii) retirement and welfare benefits that are substantially similar, as to the nature of the benefits being provided, to those provided by Newpark and its Affiliates as of the date of this Agreement. Nothing in the foregoing provision or otherwise shall in any way alter the “at will” nature of the employment relationship between any Transferred Employee, on the one hand, and any Transferred Entity, on the other hand, and the obligations set forth in this Section 6.1(b) will not apply with respect to immaterial unwritten employee benefit plans or arrangements nor to any Transferred Employees with respect to any period after termination of such Transferred Employee’s employment with Buyer or its Affiliates.

Section 6.2     Benefit Plans.

(a)     As of the Closing Date and to the extent permitted by applicable Law and under the applicable Benefit Plans (and specifically subject to any Actively at Work requirements), Buyer shall permit each Transferred Employee to enroll in the Benefit Plans provided by Buyer or its Affiliates to their employees on the Closing Date (collectively, the “Buyer Benefit Plans”) that are consistent with the requirements set forth in Section 6.1(b). With respect to any Buyer Benefit Plan in which any Transferred Employee will participate effective as of or following the Closing Date, (i) each such employee’s credited service with Newpark and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under the Buyer Benefit Plans, but shall not apply in determining whether such employee has satisfied any Actively at Work requirements; and (ii) limitations on benefits due to pre-existing conditions shall be waived (or, if such a waiver is not otherwise required by applicable Laws, Buyer shall use commercially reasonable efforts to have them waived), to the extent waived under the corresponding Transferred Entities Benefit Plans for any Transferred Employee enrolled in any group health plan maintained by Newpark and its Affiliates as of the Closing Date.

(b)     Buyer shall be responsible for providing the notices and making available continuation coverage as required by COBRA for each Transferred Employee and his or her covered dependents whose qualifying event (as defined in Code Section 4980B) occurs with respect to a group health plan of Buyer or its Affiliates. Newpark shall continue to be responsible for providing the notices and making available continuation coverage as required by COBRA, for all of the former employees and their respective covered dependents whose qualifying event (as defined in Code Section 4980B) occurs with respect to a group health plan of Newpark of its Affiliates.

(c)     Notwithstanding anything in this Agreement to the contrary, after the Closing Newpark and its Affiliates shall remain responsible for, and shall retain all liabilities with respect to, the provision of benefits (including disability benefits) under the Transferred Entities Benefit Plans, to (and with respect to) any Employee who, at the time of the Closing, is disabled (within the meaning of the applicable Transferred Entities Benefit Plan that provides short or long-term disability benefits) or otherwise on an approved leave of absence from the Transferred Entities as of the Closing. Such Employees shall not be deemed to be Transferred Employees; provided, however, that from and after the Closing Date, any right to return to work for any such Employees shall be the obligation of Buyer and its Affiliates and not of Newpark and its Affiliates. A list of such Employees shall be provided to Buyer as of two (2) Business Days prior to the Closing Date.

(d)     From and after the Effective Time, (i) Buyer shall assume and honor or shall cause the Transferred Entities to assume and honor, all unpaid vacation or other paid time off days of the Transferred Employees that accrued or were granted prior to the Effective Time, and (ii) Buyer shall sponsor a vacation and paid time off policy that applies to each Transferred Employee and shall take into account service with Newpark and its Affiliates as provided in Section 6.3(a). As soon as practicable after the Closing Date, but in no event more than seven days after the Closing Date, Newpark shall provide Buyer with the number of hours of accrued or granted but unpaid vacation and other paid time off to which each Transferred Employee is entitled as of the Closing Date.

(e)     Effective as of the Closing Date, (i) Buyer shall cause the Transferred Employees to be eligible to participate under one or more flexible spending account arrangements maintained by Buyer or one of its Affiliates that provide such Transferred Employees with dependent care and medical reimbursement benefits (collectively, the “Buyer Flex Plans”), (ii) Newpark and Buyer shall cooperate in good faith so that the account balances under the Transferred Entity Benefit Plans that constitute flexible spending account arrangements of Newpark and its Affiliates (the “Newpark Flex Plans”) of each such Transferred Employee who has elected to participate therein in the 2014 calendar year shall be transferred, as soon as practicable (but in no event more than ninety (90) days) after the Closing Date, from the Newpark Flex Plans to the Buyer Flex Plans, and so that the contribution elections of each such Transferred Employee as in effect as of the Closing Date remain in effect under the Buyer Flex Plans immediately after the transfer of such account balances, and (iii) (A) if the aggregate amount of the transferred account balances of such Transferred Employees is negative, then Buyer shall pay Newpark the amount of such aggregate negative balance promptly following such account balance transfer and (B) if the aggregate amount of the transferred account balances of such Transferred Employees is positive, then Newpark shall pay Buyer the amount of such aggregate positive balance promptly following such account balance transfer.

(f)     Buyer shall, within ninety (90) days after the Closing Date, pay to the Newpark Entities a pro rata amount of any contributions made by the Newpark Entities to the health savings accounts of any Transferred Employees during the 2014 calendar year and prior to the Closing Date.

(g)     Newpark shall take or cause to be taken such actions as are necessary and appropriate to ensure that as of the Closing Date, (i) none of the Transferred Entities shall be a sponsoring, adopting or participating employer of any Transferred Entities Benefit Plan identified on Schedule 3.12(a) as a Newpark Retained Plan, and (ii) one or more Transferred Entities, and no Newpark Entity, shall be a sponsoring, adopting or participating employer of each Transferred Entities Benefit Plan identified on Schedule 3.12(a) as a Transferred Plan.

Section 6.3     Miscellaneous Employee Issues.

(a)     For eligibility and vesting purposes (but not for purposes of determining whether any Transferred Employee has satisfied any Actively at Work requirements) under the Buyer Benefit Plans providing benefits to any Transferred Employee after the Closing Date, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Effective Time under any similar employee benefit plans, practices or arrangements of Newpark and its Affiliates, unless providing credit for such service would result in a duplication of benefits.

(b)     No provision of this Agreement shall constitute an amendment to any Benefit Plan nor create any third party beneficiary or other rights in any employee (including any beneficiary or dependent thereof) or any other persons in respect of continued employment with any of the Newpark Entities, Buyer or the Transferred Entities or any of their respective Affiliates or otherwise, and no provision of this Agreement shall create any such rights in any such persons with respect to any benefits that may be provided, directly or indirectly, under any Benefit Plan which may be established or maintained by the Newpark Entities, the Transferred Entities or Buyer.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1     Conditions to Obligations of Each Party to Close. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     HSR Act. The HSR Approval shall have been obtained.

(b)     No Injunctions or Legal Proceedings. No injunction or other Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Legal Proceeding shall be pending or commenced seeking to restrain, enjoin or hinder the consummation of the transactions contemplated by this Agreement.

(c)     No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits, restrains or makes illegal consummation of the transactions contemplated by this Agreement or causes any of the transactions contemplated by this Agreement to be rescinded following completion thereof.

Section 7.2     Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Buyer, on or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Newpark set forth in Section 3.2 (Capitalization of the Transferred Entities) and Section 3.3 (Authority Relative to This Agreement) shall be true and correct in all respects, (ii) the representations and warranties of Newpark set forth in ARTICLE III (other than in Sections 3.2 and 3.3) that are qualified as to materiality shall be true and correct in all respects and (iii) the representations and warranties of Newpark set forth in ARTICLE III (other than in Sections 3.2 and 3.3) that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all respects (or true and correct in all material respects, as applicable) as of such date or with respect to such period.

(b)     Covenants and Agreements. The covenants and agreements of the Newpark Entities to be performed or complied with on or before the Closing Date in accordance with this Agreement including the delivery of the items described in Section 2.5(b) shall have been duly performed or complied with in all material respects.

(c)     No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred.

(d)     Officer’s Certificate. Buyer shall have received a certificate (the “Newpark Closing Certificate”), dated as of the Closing Date and signed by an officer of each of the Newpark Entities, stating that the conditions specified in Section 7.2(a), (b) and (c) above have been satisfied.

(e)     Transfer of NES Mississippi Interests. All of NES’s interest in NES Mississippi shall have been transferred to an Affiliate of Newpark pursuant to a partnership interest purchase agreement in a form reasonably satisfactory to Buyer and Newpark (the “NES Mississippi Transfer Agreement”), which shall provide, among other things, that upon and after such transfer, NES shall have no Liability of any nature whatsoever with respect to NES Mississippi or any of its assets.

(f)     Transfer of BC Mineral Estate. All of NES’s interest in the BC Mineral Estate shall have been transferred to an Affiliate of Newpark pursuant to an assignment in a form reasonably satisfactory to Buyer and Newpark, which shall provide, among other things, that upon and after such transfer, NES shall have no Liability of any nature whatsoever with respect to BC Mineral Estate.

Section 7.3     Conditions to DFI’s and Newpark’s Obligations to Close. The obligations of DFI and Newpark to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Newpark, on or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer set forth in ARTICLE IV that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Buyer set forth in ARTICLE IV and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all respects (or true and correct in all material respects, as applicable) as of such date or with respect to such period.

(b)     Covenants and Agreements. The covenants and agreements of Buyer to be performed or complied with on or before the Closing Date in accordance with this Agreement including the delivery of the items described in Section 2.5(c) shall have been duly performed or complied with in all material respects.

(c)     Officer’s Certificate. Newpark shall have received a certificate (the “Buyer Closing Certificate”), dated as of the Closing Date and signed by an officer of Buyer, stating that the conditions specified in Section 7.3(a) and (b) above have been satisfied.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1     Survival Periods. Except as provided in Section 8.1(b), each of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the Newpark Closing Certificate or the Buyer Closing Certificate, as the case may be, shall survive the Closing and continue in full force and effect for the respective applicable time period (the “Applicable Survival Period”) specified in this Section 8.1.

(a)     Except as provided in Section 8.1(b), the Applicable Survival Period with respect to all of the representations and warranties of Newpark set forth in ARTICLE III and the Newpark Closing Certificate, and all of the representations and warranties of Buyer set forth in ARTICLE IV and the Buyer Closing Certificate, shall be eighteen (18) months after the Closing Date, except that the Applicable Survival Period with respect to the following representations and warranties (collectively, the “Specified Representations and Warranties”) shall be as set forth below:

(i)     with respect to the representations and warranties of Newpark set forth in Section 3.12 (Benefit Plans) and Section 3.14 (Taxes), the Applicable Survival Period shall be sixty (60) days following the expiration of the applicable statute of limitations;

(ii)     with respect to the representations or warranties of Newpark set forth in Section 3.1 (Organization; Qualification), Section 3.2 (Capitalization of the Transferred Entities), Section 3.3 (Authority Relative to this Agreement; Enforceability), Section 3.6(d) (Indebtedness) and Section 3.23 (Brokers; Finders and Fees) (collectively, the “Fundamental Representations and Warranties”), the Applicable Survival Period shall be three (3) years following the Closing Date; and

(iii)     with respect to the representations or warranties of Buyer set forth in Section 4.1 (Organization; Qualification), Section 4.2 (Authority Relative to this Agreement; Enforceability) and Section 4.7 (Brokers; Finders and Fees), the Applicable Survival Period shall be three (3) years following the Closing Date.

(b)     Notwithstanding any statement herein to the contrary, the representations and warranties of Newpark set forth in Section 3.5 (Environmental Matters), and those same representations and warranties as confirmed in the Newpark Closing Certificate, shall not survive the Closing and no claim for indemnification may be brought under this ARTICLE VIII for, and none of the Newpark Entities shall have any liability for, nor shall any Newpark Entity be required to indemnify, defend, and hold harmless any Buyer Indemnitee from, any Buyer Damages arising out of, resulting from or relating to any breach or inaccuracy of any representation or warranty of Newpark contained in Section 3.5.

(c)     There shall be no time limit for any claim arising from or relating to fraud or intentional misrepresentation (collectively, “Fraud Claims”).

(d)     Except as otherwise specifically provided in this Agreement, (i) the Applicable Survival Period with respect to all covenants and agreements contained in this Agreement to be performed before the Closing shall be eighteen (18) months following the Closing Date and (ii) all covenants and agreements contained in this Agreement to be performed at or after the Closing shall survive the Closing in accordance with their terms. This Section 8.1 shall not in any manner limit the survival period for, or any Party’s right or ability to bring any claims for indemnification under this Agreement with respect to Damages arising from or relating to, a breach or nonperformance of any covenant or agreement of the Parties contained in this Agreement or any of the other Transaction Documents which by its terms contemplates performance after the Closing.

(e)     No claim for indemnification may be brought under this ARTICLE VIII in respect of a breach of any representation, warranty, covenant or agreement contained in this Agreement after the expiration of the Applicable Survival Period for such representation, warranty, covenant or agreement; provided, however, that if a claim for indemnification is made in accordance with the terms of this Agreement before the expiration of such Applicable Survival Period, such claim shall survive and may be pursued until such time as it is fully and finally resolved.

Section 8.2     Indemnification by the Newpark Entities.

(a)     Subject to the terms and conditions set forth herein, from and after the Closing, Newpark and DFI shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates (including the Transferred Entities) and their respective directors, managers, officers, employees, representatives, equityholders and controlling Persons (collectively, the “Buyer Indemnitees”) from and against, and pay on behalf of or reimburse such Buyer Indemnitees in respect of, any and all Liabilities, obligations, demands, claims, Legal Proceedings, Orders, assessments, losses, damages, deficiencies, Taxes, penalties, fines, fees, costs (including court costs) and expenses (including reasonable attorneys’ fees and expenses, consultants’ and experts’ fees, and all reasonable amounts paid in connection with the investigation, defense or settlement of, or compliance with, any of the foregoing) (collectively, “Buyer Damages”) asserted against, sustained or incurred by any Buyer Indemnitee caused by, arising out of, resulting from or relating to:

(i)     a breach or inaccuracy of any representation or warranty of Newpark contained in ARTICLE III of this Agreement or in the Newpark Closing Certificate as of the date such representation or warranty was made or as if such representation was made on and as of the Closing Date (except for representations and warranties that expressly address matters only as of particular date or only with respect to a specific period of time, the breach or inaccuracy of which will be determined with reference to such particular date or specified period of time);

(ii)     a breach, noncompliance or nonperformance of any covenant, agreement or obligation to be performed or complied with by any Newpark Entity pursuant to this Agreement;

(iii)     Fraud Claims;

(iv)     the business, operations or assets (including the BC Mineral Estate and any surface real property related thereto) of the Newpark Entities and NES Mississippi and their respective current and former Affiliates (other than the Transferred Entities), whether arising out of, resulting from or relating to facts, circumstances, events or occurrences prior to or following the Closing; or

(v)     the matters set forth in Schedule 8.2(a)(v).

(b)     The Newpark Entities’ obligation to indemnify the Buyer Indemnitees pursuant to Section 8.2(a) is subject to the following limitations and provisions:

(i)     no indemnification shall be made by the Newpark Entities pursuant to Section 8.2(a)(i) unless the aggregate amount of Buyer Damages for all claims pursuant to Section 8.2(a)(i) exceeds $1,000,000 (the “Basket”), in which event the Newpark Entities shall be required to pay and be liable for Buyer Damages in excess of the Basket; provided, that the Basket shall not apply with respect to any breach of any of the Fundamental Representations and Warranties or the representations and warranties of Newpark set forth in Section 3.14 (Taxes);

(ii)     in no event shall the Newpark Entities’ aggregate obligation to indemnify the Buyer Indemnitees’ pursuant to Section 8.2(a)(i) exceed $8,000,000, in the aggregate (the “Cap”); provided, that the Cap shall be $20,000,000 with respect to any breach of any of the Fundamental Representations and Warranties;

(iii)     notwithstanding anything to the contrary in this Agreement, all materiality qualifications (whether by reference to “material”, “all material respects”, “Material Adverse Effect” or otherwise) shall be disregarded for the sole purpose of determining, under this ARTICLE VIII, the amount of any Damages caused by, arising out of, resulting from or relating to a breach of any representation, warranty, covenant or agreement of the Newpark Entities under this Agreement, provided, that any such materiality qualifiers shall not be disregarded for the purpose of determining under this ARTICLE VIII whether any such breach has occurred; and

(iv)     the amount of any Buyer Damages shall be reduced by any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage with respect to, or from any third party alleged to be responsible for, such Buyer Damages, less any reasonable costs and expenses incurred by such Buyer Indemnitee in connection with the receipt or realization of such amount. If a Buyer Indemnitee actually receives any amount under such insurance coverage or from such third party with respect to Buyer Damages at any time subsequent to any indemnification provided by any Newpark Entity pursuant to this Section 8.2, then such Buyer Indemnitee shall promptly reimburse such Newpark Entity for any indemnification payment made by such Newpark Entity, in an amount equal to the amount actually received by Buyer Indemnitee (net of reasonable costs and expenses incurred, whether directly or indirectly, by such Buyer Indemnitee in connection with the receipt of such amount), and any such amount actually received shall not be counted toward the Basket.

In addition to the exceptions set forth above, the Basket and Cap shall not apply to any claims for indemnification by any Buyer Indemnitee under Section 8.2(a)(ii), (a)(iii), (a)(iv) or (a)(v).

(c)     Notwithstanding any representations and warranties of Newpark contained herein or the provisions of this Section 8.2, the Newpark Entities shall have no liability for, and shall not be required to indemnify, defend and hold harmless any Buyer Indemnitee from any Buyer Damages asserted against, sustained or incurred by any Buyer Indemnitee caused by, arising out of, resulting from or relating to any Legal Proceeding or Order involving any Governmental Entity or other Person, including the Texas Railroad Commission, the Texas Commission on Environmental Quality or the United States Department of Energy Strategic Petroleum Reserve (the “SPR”), relating to the waste disposal and storage activities conducted by the Transferred Entities at the “Big Hill” waste disposal facilities in Jefferson County, Texas (the “Big Hill Facilities”), including any such Legal Proceedings or Orders (A) alleging or finding that the Big Hill Facilities have any direct or indirect impact on or interference with the SPR’s Jefferson County property, facilities or operations, (B) seeking to cause or resulting in a complete or partial cessation of the waste disposal and storage activities conducted at the Big Hill Facilities and any resulting relocation or replacement of such activities or loss of future revenue, income or lost profits and business interruption costs in respect thereof or (C) relating to the remediation, monitoring, testing, rehabilitation, repair, re-drilling or closure of any wells or other facilities at the SPR’s Jefferson County property or any fees, expenses, costs or other Liabilities related thereto (including any fees, expenses and other costs of consultants and costs incurred in connection with bore holes and exploratory wells) (collectively, the “Big Hill Claims”).

Section 8.3     Indemnification by Buyer.

(a)     Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Newpark Entities and their respective directors, managers, officers, employees, representatives, equityholders and controlling Persons (collectively, the “Newpark Indemnitees”) from and against all liabilities, obligations, demands, claims, Legal Proceedings, Orders, assessments, losses, damages, deficiencies, Taxes, penalties, fines, fees, costs (including court costs) and expenses (including reasonable attorneys’ fees and expenses, consultants’ and experts’ fees, and all reasonable amounts paid in connection with the investigation, defense or settlement of, or compliance with, any of the foregoing) (collectively, “Newpark Damages” and, together with Buyer Damages, “Damages”) asserted against, sustained or incurred by any Newpark Indemnitee to the extent caused by, arising out of, resulting from or relating to:

(i)     a breach or inaccuracy of any representation or warranty of Buyer contained in ARTICLE IV of this Agreement or in the Buyer Closing Certificate as of the date such representation or warranty was made or as if such representation was made on and as of the Closing Date (except for representations and warranties that expressly address matters only as of particular date or only with respect to a specific period of time, the breach or inaccuracy of which will be determined with reference to such particular date or specified period of time);

(ii)     a breach, noncompliance or nonperformance of any covenant, agreement or obligation to be performed or complied with by Buyer pursuant to this Agreement;

(iii)     any Big Hill Claim; or

(iv)     any claim made or asserted against any Newpark Financial Assurance after the Closing Date relating to conduct of the Business after the Closing Date.

(b)     Buyer’s obligation to indemnify the Newpark Indemnitees pursuant to Section 8.3(a) is subject to the following limitations and provisions:

(i)     no indemnification shall be made by Buyer pursuant to Section 8.3(a)(i) unless the aggregate amount of Newpark Damages for all claims pursuant to Section 8.3(a)(i) exceeds the Basket, in which event Buyer shall be required to pay and be liable for Newpark Damages in excess of the Basket; provided, that the Basket shall not apply with respect to any of the Specified Representations and Warranties of Buyer;

(ii)     in no event shall Buyer’s aggregate obligation to indemnify the Newpark Indemnitees pursuant to Section 8.3(a)(i) exceed the Cap; provided, that the Cap shall be $20,000,000 with respect to any breach of any of the Specified Representations and Warranties of Buyer;

(iii)     notwithstanding anything to the contrary in this Agreement, all materiality qualifications (whether by reference to “material”, “all material respects”, “Material Adverse Effect” or otherwise) shall be disregarded for the sole purpose of determining, under this ARTICLE VIII, the amount of any Damages caused by, arising out of, resulting from or relating to a breach of any representation, warranty, covenant or agreement of Buyer under this Agreement, provided, that any such materiality qualifiers shall not be disregarded for the purpose of determining under this ARTICLE VIII, whether any such breach has occurred; and

(iv)     the amount of any Newpark Damages shall be reduced by any amount actually received by a Newpark Indemnitee with respect thereto under any insurance coverage with respect to, or from any third party alleged to be responsible for, such Newpark Damages, less any reasonable costs and expenses incurred by such Newpark Indemnitee in connection with the receipt or realization of such amount. If a Newpark Indemnitee actually receives any amount under insurance coverage or from such third party with respect to Newpark Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 8.3, then such Newpark Indemnitee shall promptly reimburse Buyer for any indemnification payment made by Buyer, in an amount equal to the amount actually received by the Newpark Indemnitee (net of reasonable costs and expenses incurred by such Newpark Indemnitee in connection with the receipt of such amount and any such amount actually received shall not count toward the Basket.

In addition to the exceptions set forth above, the Basket and Cap shall not apply to any claims for indemnification by any Newpark Indemnitee under Section 8.3(a)(ii), (a)(iii)or (a)(iv).

Section 8.4     Indemnification Procedures. The obligations of the Newpark Entities to indemnify the Buyer Indemnitees under Section 8.2 with respect to Buyer Damages, and the obligations of Buyer to indemnify the Newpark Indemnitees under Section 8.3 with respect to Newpark Damages, in either case arising out of or resulting from the assertion of liability or any Legal Proceeding by third parties who are not Affiliated with a Party to this Agreement (each, as the case may be, a “Third-Party Claim”), will be subject to the terms and conditions of the following clauses (a) through (e):

(a)     A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly after receiving written notice of any Third-Party Claim, but in no event later than twenty (20) days thereafter, transmit to the party or parties from whom indemnification is sought under this Agreement (the “Indemnifying Party”) a written notice of the Third-Party Claim (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, attaching a copy of all papers served to such Indemnified Party with respect to such Third-Party Claim (if any), setting forth a reasonable estimate of the amount of Damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Damages arising from or relating to such Third-Party Claim), and describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Claim Notice within such specified time period shall not release or relieve the Indemnifying Party from its liability under this ARTICLE VIII or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure or delay.

(b)     Within fifteen (15) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE VIII with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at its sole cost and expense and in accordance with Section 8.4(c), to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party does not notify the Indemnified Party within such Election Period that the Indemnifying Party disputes its potential liability with respect to such Third-Party Claim, any liability with respect to such Third-Party Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.

(c)     Subject to Section 8.4(d), if the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of such Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings with counsel of its choosing (but reasonably satisfactory to the Indemnified Party), which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.4. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any compromise or settlement of such Third-Party Claim or ceasing to defend such Third-Party Claim, which consent shall not be unreasonably withheld, provided further, that no such consent shall be required for any such compromise or settlement that: (A) is exclusively monetary and will be paid in full by the Indemnifying Party (rather than the Indemnified Party); (B) does not contain an admission of liability on the part of any Indemnified Party; and (C) unconditionally and fully releases the Indemnified Party with respect to such Third Party Claim. If reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest in good faith pursuant to this Section 8.4(c), including by providing the Indemnifying Party with reasonable access during normal business hours of the Indemnified Party to books, records and personnel of the Indemnified Party (but only to the extent relevant to such Third-Party Claim), and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(c), and to retain counsel of the Indemnified Party’s own choice in connection with such participation, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(d)     Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense of such Third-Party Claim and shall pay the reasonable fees, costs and expenses of separate counsel retained by the Indemnified Party: (i) if the Indemnifying Party fails to timely assume the defense of the Third-Party Claim pursuant to Section 8.4(b); (ii) if the Indemnifying Party assumes the defense of such Third-Party Claim but fails to diligently prosecute or defend the Legal Proceeding related to such Third-Party Claim as herein provided; (iii) if such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) if the interests of the Indemnified Party conflict with those of the Indemnifying Party so that it renders it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party. In the event any of the conditions in clauses (i) through (iv) is met, the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party; provided, that the Indemnifying Party shall not be responsible for paying more than one separate firm of attorneys to represent the Indemnified Party. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the Indemnifying Party shall have no liability with respect to any such settlement (i) without the Indemnifying Party’s written consent, which shall not be unreasonably withheld, or (ii) unless the Indemnifying Party’s liability with respect to such settlement is determined pursuant to a Final Resolution. If reasonably requested by the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel (including by providing the Indemnified Party with reasonable access during normal business hours of the Indemnifying Party to books, records and personnel of the Indemnifying Party (but only to the extent relevant to such Third-Party Claim)) in defending such Third-Party Claim, in contesting any Third-Party Claim that the Indemnified Party elects to contest in good faith, and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. Notwithstanding the foregoing, if within the Election Period the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE VIII with respect to such Third-Party Claim, or by the Indemnifying Party’s failure to respond, the Indemnifying Party is deemed to dispute its potential liability, and if such dispute is finally and conclusively resolved by a court of competent jurisdiction in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense of such Third-Party Claim pursuant to this Section 8.4(d) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable attorney’s fees and costs actually paid by the Indemnifying Party in connection with such participation within thirty (30) days of receiving an invoice and reasonably sufficient supporting documentation therefor. Except as otherwise provided herein, the Indemnifying Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnified Party pursuant to this Section 8.4(d), and to retain counsel of the Indemnifying Party’s own choice in connection with such participation, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(e)     The non-controlling party in the defense of a Third-Party Claim shall have the right to consult with the party controlling such defense, and the controlling party shall facilitate such consultation, with respect to the conduct, status, developments and results of the defense of such Third-Party Claim and the controlling party’s strategy for addressing the matters that are the basis of such Third-Party Claim.

(f)     In the event any Indemnified Party should have a claim for indemnification hereunder against any Indemnifying Party that does not involve a Third-Party Claim (an “Indemnity Claim”), the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice of such Indemnity Claim (an “Indemnity Notice”) describing in reasonable detail the nature of the Indemnity Claim, and setting forth a reasonable estimate of the amount of Damages attributable to such Indemnity Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Damages arising from or relating to such Indemnity Claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Indemnity Notice shall not release or relieve the Indemnifying Party from its liability under this ARTICLE VIII or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure or delay.

(g)     Within twenty (20) days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE VIII with respect to such Indemnity Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Indemnity Claim, any liability with respect to such Indemnity Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.

Section 8.5     Manner and Timing of Payment. Any indemnification of the Buyer Indemnitees pursuant to this ARTICLE VIII or Section 5.9 shall be paid, no later than ten (10) days following the Final Resolution thereof, by wire transfer of immediately available funds from the Newpark Entities to an account or accounts designated by the applicable Buyer Indemnitees in writing. Any indemnification of the Newpark Indemnitees pursuant to this ARTICLE VIII or Section 5.9 shall be paid, no later than ten (10) days following the Final Resolution thereof, by wire transfer of immediately available funds from Buyer to an account or accounts designated by the applicable Newpark Indemnitees in writing.

Section 8.6     Effect of Investigation. The right to indemnification, payment of any Damages or other remedy under this Agreement based on a breach of any of the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

Section 8.7     Adjustments to Purchase Price. Any indemnification payment pursuant to Section 5.9 or this ARTICLE VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 8.8     No Duplication. Any Damages giving rise to liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.9     Limitation On Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, SPECULATIVE OR INDIRECT DAMAGES, ANY LOSS OF FUTURE REVENUE, INCOME OR LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS OF GOODWILL, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE AND NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR METHODOLOGY SHALL BE USED IN CALCULATING THE AMOUNT OF ANY DAMAGES; PROVIDED, HOWEVER, THAT THIS Section 8.9 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER ANY SUCH DAMAGES TO THE EXTENT THAT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE VIII.

Section 8.10     Exclusive Remedies. AS BETWEEN THE BUYER INDEMNITEES AND THE NEWPARK ENTITIES, ON THE ONE HAND, AND THE NEWPARK INDEMNITEES AND THE BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO FRAUD CLAIMS AND CLAIMS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF AND WITHOUT LIMITING A PARTY’S RIGHTS UNDER Section 2.4 OR Section 11.12, THE PROVISIONS SET FORTH IN THIS ARTICLE VIII AND Section 5.9(f) AND Section 5.9(g) SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO ANY CLAIM FOR, RELATED TO OR ARISING FROM ANY BREACH OF OR NON-COMPLIANCE WITH THIS AGREEMENT AND ANY CLAIM RELATED TO OR ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

TERMINATION

Section 9.1     Termination. Subject to the provisions of this Section 9.1, this Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Newpark and Buyer;

(b)     by Buyer by written notice to Newpark if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Newpark Entity pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by the Newpark Entities by March 31, 2014 (the “Termination Date”); or

(ii)     Newpark shall not have filed with the DOJ and FTC on or before the date which is seven (7) days following the date of this Agreement, the notification and report form required to be filed by Newpark for the transactions contemplated hereby pursuant to the HSR Act.

(c)     by Newpark by written notice to Buyer:

(i)     if none of the Newpark Entities is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Termination Date;

(ii)     if Buyer shall not have filed with the DOJ and FTC on or before the date which is seven (7) days following the date of this Agreement, the notification and report form required to be filed by Buyer for the transactions contemplated hereby pursuant to the HSR Act; or

(iii)     at any time after the Financing Date, if the conditions to the Closing set forth in Section 7.1 and Section 7.2 are satisfied as of the Financing Date (other than any condition the failure of which to be satisfied is primarily attributable to a breach by Buyer of its representations, warranties, covenants and agreements contained herein and other than those conditions capable of being satisfied only at Closing, each of which is capable of being satisfied, or waived by Newpark, at the Closing) and Buyer is unable to satisfy its obligation to effect the Closing at such time as contemplated in Section 2.3 or such later time as agreed to by Newpark, because Buyer has failed to receive the proceeds from the Financing or any alternative financing.

(d)     by Buyer or Newpark in the event that:

(i)     a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to any Party who did not use commercially reasonable efforts to lift any such order, decree or ruling or other action or whose failure to comply with Section 5.3 has been the primary cause of such order, decree, ruling or other action; or

(ii)     the Closing shall not have occurred on or before the Termination Date; provided, however, that either Newpark or Buyer may, at its sole discretion, extend the Termination Date on one or more occasions for an aggregate period not to exceed forty-five (45) days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that the condition set forth in Section 7.1(a) has not been satisfied; provided, that the extension may be increased to a period not to exceed seventy-five (75) days if a Divestiture is required and any dispute with respect to the Agreed Value is submitted to an Accounting Arbitrator or a valuation expert in accordance with Section 5.3(e), provided, further, that the Termination Date shall not be extended hereunder for a period in excess of five (5) Business Days following the later to occur of the date upon which HSR Approval shall have been received, or the date upon which a determination of the Agreed Value is made. The right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to any Party whose failure to comply or perform in any material respect with such Party’s representations, warranties, covenants or other agreements contained in this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date.

(e)     by Buyer pursuant to Section 5.3(d)(iii) or (iv).

Section 9.2     Notice of Termination. In the event of termination of this Agreement by Newpark, on the one hand, or Buyer, on the other hand, pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Parties to this Agreement on or before the applicable date set forth in Section 9.1 or if no date is set forth, on or before the Termination Date (as it may be extended).

Section 9.3     Effect of Termination. In the event of termination of this Agreement by Newpark, on the one hand, or Buyer, on the other hand, pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Parties to this Agreement, except that the provisions of Section 5.1(a) (as they relate to the Confidentiality Agreement), Section 5.1(c), Section 8.9, this Section 9.3, Section 11.5 and Section 11.8 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party to this Agreement of any liability for breach of this Agreement and the terminating Party’s right to pursue all legal remedies will survive such termination.

(a)     Notwithstanding anything in this Agreement to the contrary, if this Agreement is validly terminated by Newpark pursuant to Section 9.1(c)(iii), then Buyer shall pay to Newpark the sum of $5,000,000 (the “Reverse Termination Fee”), as liquidated damages, by wire transfer of immediately available funds to an account specified in writing by Newpark, such payment to be made within five Business Days of delivery of notice of such termination. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 9.1(c)(iii), Newpark’s damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment of the Reverse Termination Fee provided for in this Section 9.3(a) is a payment of liquidated damages (and not penalties) which is based upon the Parties’ estimate of the damages Newpark will suffer or incur as a result of the event giving rise to such payment and the resulting termination of this Agreement, and the payment of the Reverse Termination Fee by Buyer as herein provided shall be the sole and exclusive remedy of Newpark in the event of any such termination.

(b)     In the event the Reverse Termination Fee is paid to Newpark pursuant to Section 9.3(a), (i) neither Buyer nor any of its Affiliates, representatives or lenders shall have any further liability with respect to this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby or in respect of any written or oral representations made or alleged to be made in connection herewith or therewith, to Newpark or its stockholders, the other Newpark Entities, the Transferred Entities, their respective Affiliates or any other Person, (ii) no Person shall have any rights or claims against Buyer or any of its Affiliates, representatives or lenders relating to this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and (iii) none of the Newpark Entities, the Transferred Entities or any other Person acting on behalf thereof, shall seek to recover money damages (other than the Reverse Termination Fee) or seek any other remedy, including specific performance, with respect to the failure of the Closing to occur. In no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion.

(c)     In the event that this Agreement is terminated other than by Newpark pursuant to Section 9.1(c)(iii), the Reverse Termination Fee shall not be payable to Newpark.

ARTICLE X

ESCROW

Section 10.1     Escrow Fund.

(a)     At the Closing, Buyer shall deposit with the Escrow Agent in accordance with Section 2.3(a), the Escrow Amount (such funds, as held by the Escrow Agent pursuant to the Escrow Agreement, including interest and income thereon, the “Escrow Fund”) and the Escrow Fund shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement. In the event that any Buyer Indemnitees shall make a claim for indemnification against any Newpark Entity pursuant to ARTICLE VIII, such Buyer Indemnitee shall first seek recovery of any Buyer Damages from the Escrow Fund pursuant to the Escrow Agreement, to the extent funds are available therein. The Escrow Fund shall not represent a cap on, or otherwise limit the liabilities or obligations of the Newpark Entities with respect to any Buyer Damages under ARTICLE VIII.

(b)     The Escrow Fund shall be maintained in the escrow account established pursuant to the Escrow Agreement. The Escrow Fund, subject to the provisions of this ARTICLE X and the Escrow Agreement, shall be maintained in the escrow account until the Escrow Release Date.

(c)     On the Escrow Interim Release Date, and subject to the terms of this ARTICLE X and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to Newpark, or its designee, an amount equal to the lesser of: (i) fifty percent (50%) of the original Escrow Amount, or (ii) the remaining funds, if any, held in the Escrow Account in excess of fifty percent (50%) of the original Escrow Amount, unless prior to the Escrow Interim Release Date Buyer provides to the Escrow Agent and Newpark a Claim Notice or an Indemnity Notice. Any such notice shall set forth the total estimated amount (if such estimate is reasonably determinable) of the pending Third-Party Claim(s) and Indemnity Claims(s). If any such Claim Notice or Indemnity Notice is received by the Escrow Agent and not resolved prior to the Escrow Interim Release Date, the Escrow Agent shall release, in accordance with the Escrow Agreement, only that part of the Escrow Amount that is eligible to be released pursuant to the preceding sentence that exceeds the estimated amount of any unresolved Third-Party Claim(s) or Indemnity Claim(s), with the remaining funds that would have been so released to be held in the Escrow Account until such claim(s) are resolved.

(d)     On the Escrow Final Release Date, subject to the terms of this ARTICLE X and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to Newpark, or its designee, the balance, if any, of the Escrow Fund, unless prior to the Escrow Final Release Date Buyer provides the Escrow Agent and Newpark a Claim Notice or an Indemnity Notice. Any such notice shall set forth the total estimated amount (if such estimate is reasonably determinable) of the pending Third-Party Claim(s) and Indemnity Claim(s). If any such Claim Notice or Indemnity Notice is received by the Escrow Agent and such claim is pending or not resolved prior to the Escrow Final Release Date, the Escrow Agent shall retain in the Escrow Account an amount equal to the estimated amount of the pending and unresolved claim(s), as set forth in the Claim Notice or Indemnity Notice (the “Retained Escrow Amount”), and release to Newpark any amount in the Escrow Account in excess of the Retained Escrow Amount. The Retained Escrow Amount shall be distributed in accordance with the terms and provisions of this ARTICLE X and the Escrow Agreement.

Section 10.2     Release From Escrow. When either Newpark, on the one hand, or Buyer, on the other hand, become entitled, under this ARTICLE X and the Escrow Agreement, to any distribution of all or any portion of the Escrow Fund, Newpark and Buyer shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such Party from the Escrow Fund (the “Joint Indemnity Instructions”). In furtherance, and not in limitation, of the foregoing:

(a)     Buyer agrees to execute and deliver and Newpark agrees to execute and deliver to the Escrow Agent the Joint Indemnity Instructions within two (2) Business Days of any Final Resolution that any Party is entitled to a distribution of all or any portion of the Escrow Fund pursuant to ARTICLE VIII, instructing the Escrow Agent to distribute such portion of the Escrow Fund in accordance with such Final Resolution; and

(b)     If Buyer shall fail to execute and deliver or if Newpark shall fail to execute and deliver to the Escrow Agent the Joint Indemnity Instructions in accordance with Section 10.2(a), either Newpark or Buyer, as applicable, shall be entitled to receive distributions from the Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of a final written non-appealable instruction, order or judgment (setting forth the amounts to be paid to such Party) issued or entered by a court of competent jurisdiction.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1     Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties to this Agreement only by an instrument in writing signed by all Parties; provided, that Section 11.14 may be amended, modified or supplemented only by an instrument in writing signed by all Parties and each lender (including the Lender) under the Debt Financing Commitment Letter (each, a “Lender Party”).

Section 11.2     Entire Agreement; Assignment; Binding Effect. This Agreement, together with the Disclosure Schedules, the Confidentiality Agreement, the Transaction Documents and all Exhibits hereto, (a) constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes other prior agreements and understandings, both written and oral, among the Parties concerning the subject matter of this Agreement and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Notwithstanding the preceding clause (b) to the contrary, Buyer in its sole discretion, and without the consent of any of the Newpark Entities, may (i) assign in whole or in part its rights under this Agreement for collateral security purposes to the Lender or any other lenders providing financing to Buyer or any of its Affiliates, and any such lender may exercise all of the rights and remedies of Buyer hereunder, (ii) assign in whole or in part Buyer’s rights under this Agreement to any one or more Affiliate of Buyer and (iii) after the Closing, assign in whole or in part Buyer’s rights under this Agreement in connection with any disposition or transfer of all or any portion of any of the Transferred Entities or any of their respective assets, liabilities or businesses in any form of transaction; provided, that any such assignment shall not relieve Buyer of any liability or obligation under this Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 11.3     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

Section 11.4     Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service. Such notices and communications shall be sent to the appropriate Party at its address or facsimile number given below (or at such other address or facsimile number for such Party as shall be specified by notice given under this Agreement) and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for below; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received:

(a)           if to Newpark, to:

Newpark Resources Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, TX 77381
Facsimile: (281) 362-6801
Attention: Mark J. Airola

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP
10001 Woodloch Forest Drive
Waterway Plaza Two, Suite 200
The Woodlands, Texas 77380
Facsimile: (713) 238-7286
Attention: William C. McDonald

(b)           if to Buyer, to:

ecoserv, LLC
c/o Lariat Partners, LP
1331 17th Street, Suite 812
Denver, Colorado 80202
Facsimile: (720) 544-6261
Attention: Jay Coughlon

with a copy, which shall not constitute notice, to:

Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
Facsimile: (303) 291-2436
Attention: Nathaniel G. Ford

and

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Facsimile: (303) 592-3140
Attention: M. Robert Morrill

Section 11.5     Governing Law; Waiver of Jury Trial.

(a)     This Agreement and any controversy or Legal Proceeding related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court sitting in Houston, Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 11.4. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

(b)     Each Party hereby expressly, unconditionally and irrevocably waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 11.6     Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 11.7     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart signature page to this Agreement delivered by facsimile or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

Section 11.8     Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses; provided, that Newpark shall be responsible for, and shall pay, all Transaction Expenses.

Section 11.9     Third-Party Beneficiaries. Subject to Section 11.14, this Agreement is (i) solely for the benefit of the Newpark Entities and their respective successors and permitted assigns and the Newpark Indemnitees, with respect to the obligations of Buyer under this Agreement, and (ii) solely for the benefit of Buyer and its successors and permitted assigns and the Buyer Indemnitees, with respect to the obligations of the Newpark Entities under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

Section 11.10     Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 11.11     Incorporation of Exhibits. The Disclosure Schedules and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. To the extent there is any inconsistency between such exhibits and this Agreement, this Agreement shall control.

Section 11.12     Specific Performance. The Parties to this Agreement agree that, if at any time following the Closing, any covenants or agreements herein are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of such terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity. No party shall be entitled to specific performance or other equitable relief prior to the Closing, and each Party agrees that it shall not seek specific performance or any other equitable relief prior to the Closing in respect of any matter related to this Agreement or the transactions contemplated hereby, including in respect of any Party’s failure to consummate such transactions for any reason whatsoever; provided, that the foregoing shall not limit any Party’s ability to seek damages or other legal (non-equitable) remedies in accordance with the terms of this Agreement for any breach of this Agreement.

Section 11.13     Disclosure Schedules. Anything disclosed in the Disclosure Schedules with respect to any particular Section of this Agreement shall be deemed disclosed with respect to another Section of this Agreement only if it is reasonably apparent on its face that such disclosure is applicable to such other Section. Inclusion of any item in the Disclosure Schedules (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination by Newpark that such item did not arise in the Ordinary Course of Business, and (c) shall not constitute, or be deemed to be, an admission concerning such item by the Parties, except in the event that such disclosure is responsive to an affirmative requirement in this Agreement to disclose such item (and then only with respect to the Parties).

Section 11.14      Certain Matters Relating to the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Party, any Affiliate thereof and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Financing Commitment Letter (collectively, the “Financing Sources”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and Texas state courts located in Houston, Texas; (ii) agrees that, except as specifically set forth in the Debt Financing Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Newpark Entities, the Transferred Entities and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, except for any claim that may be asserted for a breach by any Financing Source of the Confidentiality Agreement, and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Newpark Entities, the Transferred Entities and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, except for any liability arising out of any breach by any Financing Source of the Confidentiality Agreement; provided, that after the Closing the foregoing clauses (a) and (b) shall not apply to the Transferred Entities or any of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders; provided further, that nothing in this Section 11.14 shall abridge any right of Buyer or Offshore Cleaning Systems, LLC under the Debt Financing Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 11.14.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

NEWPARK RESOURCES, INC.

By:	/s/ Gregg S. Piontek

Name:	Gregg S. Piontek

Title:	Vice President and Chief Financial Officer

NEWPARK DRILLING FLUIDS LLC

By:	/s/ Gregg S. Piontek

Name:	Gregg S. Piontek

Title:	Vice President

ECOSERV, LLC

By:	ecoserv Holdings, LLC
Its:	Sole Member

By:	Lariat Partners GP, LLC
Its:	Sole Member

By:	/s/ Timothy Jay Coughlon

Name:	Timothy Jay Coughlon

Title:	Manager

[Signature Page to Membership Interests Purchase Agreement]